UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEXMARK INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

March 14, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Thursday, April 28, 2011, at 7:30 a.m. Central Daylight Time, at the offices of Perceptive Software, LLC, 22701 West 68th Terrace, Shawnee, Kansas 66226.

The attached Notice of Meeting and Proxy Statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your shares.

I look forward to seeing you on April 28th.

Sincerely,

Paul J. Curlander
Executive Chairman and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
COMPENSATION DISCUSSION & ANALYSIS
COMPENSATION COMPONENTS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
TERMINATION AND CHANGE IN CONTROL PAYMENTS
DIRECTOR COMPENSATION
2010 DIRECTOR COMPENSATION
SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE FINANCE AND AUDIT COMMITTEE
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
SUBMISSION OF STOCKHOLDER PROPOSALS
PROXY SOLICITATION
ATTENDANCE AT ANNUAL MEETING
OTHER MATTERS

LEXMARK INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON THURSDAY, APRIL 28, 2011

March 14, 2011

To the Stockholders:

The Annual Meeting of Stockholders of Lexmark International, Inc. (the “Company”) will be held on Thursday, April 28, 2011, at 7:30 a.m. Central Daylight Time, at the offices of Perceptive Software, LLC, 22701 West 68th Terrace, Shawnee, Kansas 66226, for the following purposes:

1. To elect one Director for a term expiring in 2013 and four Directors for terms expiring in 2014;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “Independent Auditors”) for the Company’s fiscal year ending December 31, 2011;

3. To approve an advisory vote on executive compensation;

4. To approve an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Consistent with prior years, we are taking advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material (“Notice”). The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials, including this Proxy Statement, our 2010 Annual Report and a form of proxy card, at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

Only stockholders of record at the close of business on Monday, February 28, 2011 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the Annual Meeting. Please vote before the Annual Meeting in one of the following ways:

1. By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2. By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3. By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

By Order of the Board of Directors

Robert J. Patton
Secretary

PLEASE VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on April 28, 2011:

The Proxy Statement and 2010 Annual Report are
available at http://investor.lexmark.com.

LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 28, 2011, to be held at 7:30 a.m. Central Daylight Time, at the offices of Perceptive Software, LLC, 22701 West 68th Terrace, Shawnee, Kansas 66226. We are mailing our stockholders entitled to vote at the Annual Meeting the Notice or, for stockholders who have already requested printed materials, this Proxy Statement, our 2010 Annual Report and a form of proxy, beginning on or about March 14, 2011.

Only stockholders of record at the close of business on Monday, February 28, 2011 will be entitled to vote at the Annual Meeting. As of such date, there were 79,046,751 shares (excluding shares held in treasury) of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), issued and outstanding. Each share of Common Stock entitles the holder to one vote.

Voting of Proxies

Giving a proxy means that you authorize the persons named on the proxy card to vote your shares at the 2011 Annual Meeting of Stockholders in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold our stock in your own name):

•	By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that stockholders vote as soon as possible. When the proxy is properly returned, the shares of stock represented by the proxy will be voted at the 2011 Annual Meeting in accordance with the instructions contained in the proxy. Any signed proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

Revocability of Proxies and Changes to a Stockholder’s Vote

A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to the Secretary of the Company to revoke your proxy;

•	by sending to the Secretary of the Company a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•	by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and in each case following the instructions to revoke or change your vote; or

•	by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2011 Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Voting by Our Employees Participating in the Lexmark Savings Plan

If you are an employee or former employee of Lexmark who has a right to vote shares acquired through your participation in the Lexmark Savings Plan, a tax-qualified 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information that covers any shares held in your account, as well as any other shares registered in your name. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by April 25, 2011.

Votes Required

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. Votes may be cast “for” or “against” each respective nominee for Director or you may abstain from voting for one or more nominees for Director. The Directors to be elected at the meeting will be elected by a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required to approve the Company’s proposals other than the election of directors.

Abstentions may be specified on all proposals submitted to a stockholder vote, including the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum for the meeting. Abstentions will have no effect on the election of Directors because abstentions are not considered a vote cast. Abstentions on proposals other than the election of Directors will have the effect of a vote against such proposals.

A broker non-vote occurs under the rules of the New York Stock Exchange when a broker is not permitted to vote on certain non-routine matters without instructions from the beneficial owner of the shares and no instruction is given. Broker non-votes are counted as present for purposes of determining the existence of a quorum. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

Rules of the U.S. Securities and Exchange Commission allow us to deliver multiple Notices in a single envelope or a single copy of an Annual Report and Proxy Statement to any household where two or more stockholders reside if we believe the stockholders are members of the same family. This rule benefits stockholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs.

We are mailing Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the stockholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for stockholders who previously requested a printed set of the proxy materials, we are mailing each stockholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future Annual Meetings and you are a registered holder, you may request a duplicate set at no cost to you by writing to Lexmark International, Inc., Attention: Investor Relations, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550 or by calling (859) 232-5568, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you hold some shares as a registered holder or through the Lexmark Savings Plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Electronic Delivery of the Proxy Materials

We are able to distribute the Annual Report and Proxy Statement to stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future Annual Reports and Proxy Statements on the Internet instead of receiving them by mail.

Alternatively, you may elect to receive all future Annual Reports and Proxy Statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

PROPOSAL 1

ELECTION OF DIRECTORS

Action will be taken at the 2011 Annual Meeting to elect one Class I Director to serve until the 2013 Annual Meeting of Stockholders and to elect four Class II Directors to serve until the 2014 Annual Meeting of Stockholders. The nominees, as well as the other Class I and Class III Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2011 Annual Meeting of Stockholders are Mr. Paul A. Rooke, as a Class I Director, and Dr. Jared L. Cohon, Ms. Sandra L. Helton, and Messrs. J. Edward Coleman and Ralph E. Gomory as Class II Directors. Mr. Gomory was elected by the stockholders in April 2008, Dr. Cohon and Mr. Coleman were elected by the Board of Directors in July 2010, Mr. Rooke was elected by the Board of Directors in October 2010, and Ms. Helton was elected by the Board of Directors in February 2011 to serve as Class II Directors with terms expiring at the 2011 Annual Meeting of Stockholders. Ms. Teresa Beck, who was elected by stockholders in April 2008 to serve as a Class II Director, has announced her intention to retire, effective as of the date of the 2011 Annual Meeting. In addition, Dr. Paul J. Curlander, who was elected by stockholders in April 2010 to serve as a Class I Director, has announced his intention to retire, effective April 30, 2011. The Board of Directors expresses its gratitude to Dr. Curlander and Ms. Beck for their many years of dedicated service and counsel to the Company.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, which shall be as nearly equal in number as possible. There is currently an imbalance in the classes of Directors. When an imbalance occurs, the Company is required to rebalance the classes of Directors, so that the classes are as nearly equal in number as possible. Mr. Rooke, whose term as a Class II director expires at the 2011 Annual Meeting of Stockholders, has been nominated to become a Class I director to rebalance the classes of Directors, and if elected, will serve for the remainder of the Class I term, which expires at the 2013 Annual Meeting of Stockholders.

Directors are elected by a majority of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a majority exists with respect to a given nominee.

Nominee as a Class I Director with a Two-Year Term that will Expire in 2013

Paul A. Rooke Age 52	Mr. Rooke has been a Director of the Company since October 2010. Since October 2010, Mr. Rooke has been President and Chief Executive Officer of the Company. Prior to such time, Mr. Rooke served as Executive Vice President of the Company and President of the Company’s former Imaging Solutions Division from July 2007 to October 2010, as Executive Vice President of the Company and President of the Company’s former Printing Solutions and Services Division from November 2002 to July 2007, and in various senior management roles with the Company since its inception in 1991.
In nominating Mr. Rooke to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Rooke to serve as a Director: significant executive management experience and financial expertise acquired as president and chief executive officer and as a division president; more than 20 years experience as an engineer in the computer peripherals industry; and strong educational background with a bachelor’s degree in Mechanical Engineering from the University of Michigan and a Master of Business Administration (“MBA”) from the University of Kentucky.

Nominees as Class II Directors with Three-Year Terms that will Expire in 2014

Ralph E. Gomory Age 81	Mr. Gomory has been a Director of the Company since March 1991. Since 2007, Mr. Gomory has served as a Research Professor at the Stern School of Business at New York University and President Emeritus of the Alfred P. Sloan Foundation. Mr. Gomory served as President of the Alfred P. Sloan Foundation from 1989 through his retirement in 2007. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at International Business Machines Corporation (“IBM”).
The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Gomory to serve as a Director of the Company: significant executive management experience as a senior vice president of a Fortune 500 company publicly-traded on the New York Stock Exchange and 18 years as president of a billion dollar not-for-profit organization; significant research and technical background that led to significant developments in the computer industry; strong educational background with a doctorate in Mathematics from Princeton University; valuable understanding of the global economy, as co-author of Global Trade and Conflicting National Interests; financial expertise acquired serving on three audit committees of publicly-traded companies; and broad experience gained as a director of multiple publicly-held companies.
Jared L. Cohon Age 63	Dr. Cohon has been a Director of the Company since July 2010. Since 1997, Dr. Cohon has served as President of Carnegie Mellon University. Prior to such time, Dr. Cohon served as the Dean of the School of Forestry & Environmental Studies and Professor of Environmental Systems Analysis at Yale University from 1992 to 1997; and in various educational and leadership roles, including Associate Dean of Engineering and Vice Provost for Research, at Johns Hopkins University from 1973 to 1992. Dr. Cohon also has been appointed by President George W. Bush to serve on the Homeland Security Advisory Council in 2002 and reappointed by President Barack Obama in 2010. Dr. Cohon has also served as a director of the following companies during the past five years: Ingersoll-Rand plc since 2008; Trane, Inc. (formerly American Standard Companies, Inc.) from 1999 to 2008; and Mellon Financial Services Corporation from 1998 to 2007.
In nominating Dr. Cohon to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Dr. Cohon to serve as a Director: significant executive management and financial experience gained as President of a major university; unique perspective on technological advancements gained as president of a global research university known for its leadership in technology programs; strong educational background with a bachelor’s degree in Civil Engineering from the University of Pennsylvania and a master’s degree and doctorate in Civil Engineering from the Massachusetts Institute of Technology (“MIT”); and significant experience gained as a director of multiple publicly-traded companies.
J. Edward Coleman Age 59	Mr. Coleman has been a Director of the Company since July 2010. Since 2008, Mr. Coleman has served as Chairman and Chief Executive Officer of Unisys Corporation. Prior to such time, Mr. Coleman served as Chief Executive Officer of Gateway, Inc. from 2006 to 2008; as Senior Vice President and President of Enterprise Computing Solutions at Arrow Electronics from 2005 to 2006; and as Chairman and Chief Executive Officer of CompuCom Systems, Inc. from 2001 to 2004 and as Chief Executive Officer from 1999 to 2001. Prior to that, Mr. Coleman held various leadership and executive positions at Computer Sciences Corporation and IBM. Mr. Coleman has also served as a director of the following companies during the past five years: CompuCom Systems, Inc. from 2000 to 2007; Gateway, Inc. from 2006 to 2007; and Unisys Corporation since 2008.

In nominating Mr. Coleman to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Coleman to serve as a Director: significant executive management and financial experience gained as the Chief Executive Officer of three publicly-traded companies; more than 30 years of experience in the information technology business; extensive merger and acquisition experience, including the sale of Gateway, Inc. to Acer, Inc., while serving as the Chief Executive Officer of Gateway, Inc.; strong educational background with a bachelor’s degree in Economics from the College of William and Mary and an MBA from Indiana University; and significant experience gained as a director of multiple publicly-traded companies.
Sandra L. Helton Age 61	Ms. Helton has been a Director of the Company since February 2011. In December 2006, Ms. Helton retired from Telephone & Data Systems, Inc., a telecommunications service company (“TDS”), where she served as Executive Vice President and Chief Financial Officer from 2000 through 2006. She joined TDS as Executive Vice President — Finance and Chief Financial Officer in 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton has also served as a director of the following companies during the past five years: Covance, Inc. since 2003; The Principal Financial Group since 2001; TDS from 1998 to 2006; and U.S. Cellular Corporation from 1998 to 2006.
In nominating Ms. Helton to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Ms. Helton to serve as a Director: Ms. Helton’s financial expertise acquired as a Chief Financial Officer and serving on the audit committees of two publicly-traded companies; significant experience gained as a director of multiple publicly-traded companies; significant executive management experience in corporate strategy, finance, accounting and control, treasury, information technology and other corporate administrative functions; as well as extensive corporate governance experience; and a strong educational background with a bachelor’s degree in mathematics from the University of Kentucky and a master’s degree in Finance and Planning & Control from the MIT Sloan School of Management.

•	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOREGOING NOMINEES TO THE BOARD OF DIRECTORS.

•	UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE FOREGOING NOMINEES TO THE BOARD OF DIRECTORS.

The following information regarding Class I and Class III Directors is submitted concerning the other Directors of the Company whose election is not being sought at this Annual Meeting. The terms of office for Class I and Class III Directors will continue after the 2011 Annual Meeting of Stockholders.

Class I Directors Whose Terms will Expire in 2013

Kathi P. Seifert Age 61	Ms. Seifert has been a Director of the Company since April 2006. In June 2004, Ms. Seifert retired as Executive Vice President of Kimberly-Clark Corporation, leading the company’s personal care businesses and sales organization. Previously, Ms. Seifert worked in various marketing positions at The Procter & Gamble Company, Beatrice Foods and Fort Howard Paper Company. Ms. Seifert has also served as a director of the following companies during the past five years: Appleton Papers, Inc. since 2004, Eli Lilly & Company since 1995, Revlon, Inc. since 2006, and Supervalu Inc. since 2006.
In nominating Ms. Seifert to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Ms. Seifert to serve as a Director: significant executive management experience gained as an executive vice president of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience acquired while in charge of Kimberly-Clark Corporation’s global personal care business; more than 30 years of sales and marketing experience; strong educational background with a bachelor’s degree in Business Administration from Valparaiso University; financial expertise acquired as an executive vice president and serving on the audit committees of four publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.
Jean-Paul L. Montupet Age 62	Mr. Montupet has been a Director of the Company since October 2006. Mr. Montupet is Executive Vice President of Emerson Electric Co. where he has been responsible for the company’s industrial automation business since 2000 and served as President of Emerson Europe since 2002. Mr. Montupet joined Emerson Electric Co. and was named Executive Vice President of its industrial motors and drives business with its acquisition in 1990 of Moteurs Leroy Somer SA, where he had been Chairman and Director of North American Operations. Mr. Montupet has also served as a director of PartnerRe Ltd. since 2002.
In nominating Mr. Montupet to continue to serve as a Director of the Company, the Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Montupet to serve as a Director: more than 20 years of executive management experience, including his current position as an executive vice president and president of a $4 billion business division of a Fortune 500 company that is publicly-traded company on the New York Stock Exchange; strong international experience gained as the president of the European division of Emerson Electric Co., a diversified global manufacturing and technology company with more than 250 manufacturing locations worldwide and approximately 129,000 employees, and additional international experience acquired working in Europe, North America and Asia; financial expertise acquired as a president and as a chief financial officer and serving on the audit committees of two publicly-traded companies; strong educational background with an advanced business degree from HEC Paris, one of the top business schools in Europe; and additional experience gained as a director of another company publicly-traded on the New York Stock Exchange and the Paris Stock Exchange.

Class III Directors Whose Terms will Expire in 2012

Michael J. Maples Age 68	Mr. Maples has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 40 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for IBM. Mr. Maples has also served as a director of the following companies during the past five years: Motive, Inc. from 1997 to 2008, Multimedia Games, Inc., as Chairman, since 2004, and Sonic Corp. since 2005.
The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Maples to serve as a Director of the Company: more than 30 years of executive management experience at two Fortune 500 companies publicly-traded on the New York Stock Exchange; significant experience in the computer industry, including software strategy; strong educational background with an MBA from Oklahoma City University; financial expertise acquired as an executive officer and serving on the audit committees of four publicly-traded companies; and significant experience gained as a director of more than ten publicly-traded companies.
Stephen R. Hardis Age 75	Mr. Hardis has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President — Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis has also served as a director of the following companies during the past five years: American Greetings Corporation from 1999 to 2008, Axcelis Technologies, Inc. since 2000, Marsh & McLennan Companies, Inc. since 1998, Nordson Corporation from 1984 to 2010, The Progressive Corporation since 1988, and STERIS Corporation from 2000 to 2007.
The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Hardis to serve as a Director of the Company: more than 20 years of executive management experience, including more than five years as chief executive officer and nearly ten years as chief financial officer of a Fortune 500 company that is publicly-traded on the New York Stock Exchange; significant international experience gained as an executive officer of Eaton Corporation, a diversified power management company with more than 70,000 employees that sells its products to customers in more than 150 countries; strong educational background with a bachelor’s degree from Cornell University and a master’s degree in Public and International Affairs from Princeton University; financial expertise gained as a chief executive officer and chief financial officer and serving on the audit committees of six publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.
William R. Fields Age 61	Mr. Fields has been a Director of the Company since December 1996. Mr. Fields is Chairman of Intersource Co. Ltd. and Chairman of China Horizon Investments, Ltd. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields has also served as a director of the following companies during the past five years: Biosara Corporation, as Chairman, since 2009, Graphic Packaging Corporation from 2005 to 2008, Sharper Image Corporation from 2006 to 2008, and VitaminSpice LLC from 2009 to 2010.

The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Fields to serve as a Director of the Company: significant executive management experience gained as a chief executive officer of four companies, including three publicly-traded companies; valuable experience in retail, supply chain, and consumer goods marketing; strong international experience gained as an executive officer at Wal-Mart Stores, Inc., one of the largest retail chains in the world, Blockbuster Entertainment Group, and Hudson’s Bay Company, Canada’s largest diversified general merchandise retailer; strong educational background with a bachelor’s degree in Economics and Business from the University of Arkansas; financial expertise acquired as a chief executive officer; and significant experience gained as a director of multiple publicly-held companies.
Robert Holland, Jr. Age 70	Mr. Holland has been a Director of the Company since December 1998. Mr. Holland is a Managing Director of Essex Lake Group LLC, a profit enhancement advisory firm, a General Partner of The West Africa Fund and also maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Prior to October 2007, Mr. Holland was a General Partner and Industry Specialist with Cordova, Smart and Williams, a private equity firm. Previously, Mr. Holland served as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Prior to that, Mr. Holland was President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He has also served as a director of the following companies during the past five years: Carver Bancorp, Inc. since 2000, Neptune Orient Lines, LTD from 2004 to 2010, and YUM! Brands, Inc. since 1997.
The Board of Directors concluded that the following experience, qualifications and skills qualify Mr. Holland to serve as a Director of the Company: more than 20 years of executive management experience, including significant experience gained as a chief executive officer of five companies; significant experience in mergers and acquisitions; strong educational background with a bachelor’s degree in Mechanical Engineering from Union College and an MBA from the Zicklin School of Business at Baruch College (CUNY); financial expertise acquired as a chief executive officer and serving on the audit committees of six publicly-traded companies; and significant experience gained as a director of multiple publicly-traded companies.

Retiring Directors

Paul J. Curlander Age 58	Dr. Curlander has been a Director of the Company since February 1997. Since October 2010, Dr. Curlander has served as the Executive Chairman and Chairman of the Board, when he announced his retirement as Chief Executive Officer. Prior to such time, Dr. Curlander served as Chairman and Chief Executive Officer from April 1999 to October 2010; as President and Chief Executive Officer from May 1998 to April 1999, as President and Chief Operating Officer from February 1997 to May 1998; as Executive Vice President, Operations of the Company from January 1995 to February 1997; and in various senior management roles with the Company since its inception in 1991. Dr. Curlander has also served as a director of the following companies during the past five years: Trane, Inc. (formerly American Standard Companies, Inc.) from 2004 to 2008.

The Board of Directors concluded that the following experience, qualifications and skills qualify Dr. Curlander to serve as a Director: more than 20 years of executive management experience, including more than 12 years as chief executive officer of a publicly-traded company on the New York Stock Exchange; more than 30 years of experience as an engineer in the computer peripherals industry; strong educational background with a bachelor’s degree in Electrical Engineering from the University of Colorado and a master’s degree and a doctorate in Electrical Engineering from MIT; financial expertise acquired as a chief executive officer; and broad experience gained as a director of two publicly-traded companies.
Teresa Beck Age 56	Ms. Beck has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck has also served as a director of the following companies during the past five years: Albertson’s, Inc. from 1999 to 2006, Amylin Pharmaceuticals, Inc. since 2007, Icos Corporation from 2004 to 2007, and Questar Corporation since 1999.
The Board of Directors concluded that the following experience, qualifications and skills qualify Ms. Beck to serve as a Director of the Company: significant executive management experience as a president and chief financial officer of a publicly-traded company on the New York Stock Exchange; strong track record at American Stores Co., a leading U.S. food and drug retail chain with 1,580 stores that was acquired by Albertson’s, Inc., while Ms. Beck was President; financial expertise gained as a chief financial officer and as an audit manager of a Big Four accounting firm and serving on the audit committees of six publicly-traded companies; strong educational background with an MBA from the University of Utah; and significant experience acquired as a director of multiple publicly-held companies.

Composition of Board and Committees

The Company’s Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the current thirteen members of the Board of Directors, six have been elected as Class II Directors, four have been elected as Class III Directors, and three have been elected as Class I Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2011, 2012, and 2013, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. As discussed above, Mr. Rooke has been nominated as a Class I Director to resolve an imbalance of the classes of Directors. Thus, immediately following Dr. Curlander’s retirement on April 30, 2011, the number of Directors on the Company’s Board of Directors will be reduced to eleven, with three Class I Directors, four Class II Directors, and four Class III Directors. Directors may only be removed from the Board for cause.

The Board of Directors held eight meetings during 2010. All members of the Board attended at least 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. While the Company does not have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, all Directors are strongly urged to attend. All members of the Board of Directors who were serving as Directors at the time of last year’s Annual Meeting of Stockholders, with the exception of Mr. Holland, attended the Annual Meeting. Mr. Holland was out of the country on a business trip and was unable to attend the Annual Meeting.

The Board of Directors has adopted the stated requirements for independence under Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange as categorical standards for determining the independence of individual directors in accordance with guidance received from the New York Stock Exchange, and the Board has determined that all of the Board members, with the exception of Dr. Curlander and Mr. Rooke, are independent on the basis of these requirements. In making its independence determinations, the Board of Directors has considered transactions occurring in each of the preceding three years between the Company and entities associated with the independent directors or their immediate family members. Mr. Montupet and Mr. Coleman are each executive officers at companies which the Company enters into transactions for the purchase and sale of goods and services in the ordinary course of business. The amount the Company paid in each of the last three fiscal years to each of these companies, and the amount received by the Company in each of the last three fiscal years from each of these companies, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Additionally, the Company has not made any charitable contributions within any of the preceding three years that would exceed the greater of $1 million or 2% of a charitable organization’s consolidated gross revenues to any charitable organization for which a member of the Board of Directors served as an executive officer of the charitable organization.

The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee. Each committee has adopted a written charter, which are available on the Corporate Governance section of the Company’s Investor Relations website at http://investor.lexmark.com. The following chart reflects current committee memberships and the number of meetings held by each committee during 2010.

Corporate
Governance &
	Executive	Finance & Audit	Compensation &	Public Policy
Name of Director	Committee(1)	Committee(2)	Pension Committee	Committee(3)

Non-Employee Directors
Teresa Beck			Member
Jared L. Cohon				Member
J. Edward Coleman		Member
William R. Fields	Member		Chair
Ralph E. Gomory				Member
Stephen R. Hardis	Member	Chair
Sandra L. Helton		Member
Robert Holland, Jr.				Member
Michael J. Maples		Member
Jean-Paul L. Montupet	Member			Chair
Kathi P. Seifert			Member
Employee Directors
Paul J. Curlander	Chair
Paul A. Rooke	Member
Number of Meetings held in 2010	0	10	6	8

(1)	Mr. Rooke joined the Executive Committee upon his election to the Board on October 26, 2010. Mr. Montupet joined the Executive Committee on April 22, 2010. Messrs. Marvin L. Mann and James F. Hardymon served as members of the Executive Committee from January 1, 2010 through April 21, 2010.

(2)	Upon her election to the Board, Ms. Helton was appointed to the Finance and Audit Committee, effective March 15, 2011. Mr. Coleman joined the Finance and Audit Committee upon his election to the Board on July 22, 2010. Mr. Holland served on the Finance and Audit Committee from April 22, 2010 through July 22, 2010. Mr. Montupet served on the Finance and Audit Committee from January 1, 2010 through April 21, 2010.

(3)	Dr. Cohon joined the Corporate Governance and Public Policy Committee upon his election to the Board on July 22, 2010. Mr. Montupet joined the Corporate Governance and Public Policy Committee, as Chair, on April 22, 2010. Mr. Hardymon served as Chair of the Corporate Governance and Public Policy Committee from January 1, 2010 through April 21, 2010.

The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board.

The Board of Directors has established the Finance and Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the systems of internal controls established by management, the integrity and transparency of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements with respect to audit, financial and accounting matters, the Company’s policies related to risk assessment and risk management, the Independent Auditors’ qualifications and independence, the performance of the Independent Auditors’ and the Company’s internal audit functions, and the Company’s financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures. The Board of Directors has determined that each member of the Finance and Audit Committee is “independent” and “financially literate” as defined under the listing standards of the New York Stock Exchange. The Board of Directors has also determined that each member of the Finance and Audit Committee is an “audit committee financial expert” as that term is defined by the applicable rules established by the Securities and Exchange Commission. The Board of Directors does not limit the number of other public company audit committees on which members of its Finance and Audit Committee may serve. However, no member of the Finance and Audit Committee is currently serving on more than two other public company audit committees.

The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company’s goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company’s retirement and stock incentive plans. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange.

The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership and function, and acting in an advisory capacity to the Board and the Company’s management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange.

Nomination of Directors

The Corporate Governance and Public Policy Committee does not set specific, minimum qualifications (including specific requirements for diversity) that nominees must meet in order for the Corporate Governance and Public Policy Committee to recommend them to the Board of Directors for election, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board at the time. The Corporate Governance and Public Policy Committee considers candidates for election who would bring a wide range of attributes to the Board. The general criteria that the Corporate Governance and Public Policy Committee looks for in candidates is a person of high integrity with: (i) broad general management experience in a significant organization; (ii) experience with major management, technical, operational, marketing or financial issues; (iii) diversity of background and thought, or experience in areas of special interest to the Company, such as brand development or technology; (iv) strong track record of success; (v) strong international experience; (vi) board experience at other international companies; (vii) ample time to devote to Board duties; and (viii) ability and desire to serve multiple terms as a Board member. With respect to diversity, the Corporate Governance and Public Policy Committee believes that a Director nominee with a diverse background, professional experience, education, skill, and differences of viewpoint fulfills that specific attribute and contributes to a heterogeneous Board. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants, but the Committee will also consider nominees recommended by stockholders. The Corporate Governance and Public Policy Committee applies the same evaluation for nominees for director whether the nominee is recommended by a stockholder or other source.

The Corporate Governance and Public Policy Committee has retained SpencerStuart, a third party search firm, to assist the Committee in identifying and evaluating candidates for Board membership who best match the director recruitment criteria described above. SpencerStuart has played an important role in identifying many of the Company’s most recent independent directors for Board membership.

Stockholders wishing to recommend a director candidate for consideration by the Corporate Governance and Public Policy Committee may do so by complying with the procedures and providing the information required by the Company’s By-Laws.

Corporate Governance Matters

The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial and accounting officer) and employees, known as the Code of Business Conduct. The Code of Business Conduct, as well as the Company’s Corporate Governance Principles, Related Person Transaction Policy and the charters of each of the committees of the Board of Directors are available on the Corporate Governance section of the Company’s Investor Relations website at http://investor.lexmark.com. The Company also intends to disclose on the Corporate Governance section of the Investor Relations website any amendments to the Code of Business Conduct and any waivers from the provisions of the Code of Business Conduct that apply to the principal executive officer and principal financial and accounting officer and that relate to any elements of the code of ethics enumerated by the applicable regulation of the Securities and Exchange Commission (Item 406(b) of Regulation S-K).

Related Person Transactions

On the recommendation of the Corporate Governance and Public Policy Committee, the Board of Directors has adopted a written Related Person Transaction Policy for the purpose of identifying potential conflicts of interest arising out of a related person transaction between the Company and any related person. Under the Policy, a related person is a Director, nominee for election as a Director, executive officer, beneficial owner of more than 5% of the Company’s common stock or any immediate family member of the foregoing persons. A related person transaction under the Policy is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in excess of $120,000 in which the Company or any of its subsidiaries is a party and in which the related person has or will have a direct or indirect material interest.

The Company reviews all transactions, arrangements or relationships between the Company and related persons in excess of $120,000 to determine whether such transactions are permissible under the Policy and, if permissible, whether such persons have a direct or indirect material interest in a transaction that are required to be disclosed by the Company in the Company’s proxy statement. Under the Policy, certain transactions have been pre-approved, as not constituting related person transactions, including, among other transactions, compensation paid to Directors and executive officers in the ordinary course of performing their duties; transactions in the ordinary course of business with another company where a Director is an employee or serves a director, the Director is not involved in the negotiations of the terms of the transaction and the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross revenues; and charitable contributions to a charitable organization, foundation or university at which a related person’s only relationship is an employee (other than an executive officer), or a director or trustee and the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts.

Each Director and executive officer is required to complete a questionnaire on an annual basis which requires them to disclose any potential related person transactions with the Company. In addition, under the Policy, each Director and executive officer has a continuing obligation to notify the Corporate Secretary of any potential related person transactions with the Company. With respect to any potential related person transaction reported to the Corporate Secretary, the Corporate Secretary will determine whether the transaction is pre-approved under the Policy, and if is not pre-approved, will present the transaction for approval to the Corporate Governance and Public Policy Committee at its next meeting, or to the Chair of the Corporate Governance and Public Policy Committee, when it is not practicable to wait until the next meeting. The Corporate Governance and Public Policy, or the Chair of the Corporate Governance and Public Policy Committee, as applicable, will review the material facts and circumstances of each related person transaction and determine whether to approve, ratify or reject the entry into such transaction. Related person transactions may only be approved if, based on the information presented, the

Corporate Governance and Public Policy Committee determines that the transaction is in the best interests of the Company and its stockholders.

During 2010, there were no transactions between the Company and any related person that were required to be reported under Item 404(a) of Regulation S-K, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Pension Committee has served as an officer or employee of the Company at any time. No executive officer of the Company serves as a member of the compensation committee or on the board of directors of any company at which a member of the Compensation and Pension Committee or Board of Directors serves as an executive officer.

Leadership Structure

As part of its review of the Company’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. Currently, the Board believes that the most effective leadership structure for the Company is for the Company’s Chief Executive Officer to serve as Chairman of the Board of Directors. Dr. Curlander served as Chairman and Chief Executive Officer of the Company from April 1999 to October 2010. As part of the Company’s succession planning process and to allow for an orderly transition, Dr. Curlander has continued to serve as Executive Chairman and Chairman of the Board when Mr. Rooke assumed the role of President and Chief Executive Officer in October 2010. At its meeting on February 24, 2011, the Board of Directors appointed Mr. Rooke as the Company’s Chairman, effective as of April 28, 2011, the date of the Company’s Annual Meeting of Stockholders. The Board combined the Chairman and Chief Executive Officer role in 1999 to provide strong leadership and a unified voice for the Company’s management and the Board. The Board has been satisfied with the combined Chairman and Chief Executive Officer and believes it has served the Company’s stockholders well. This leadership structure allows the Chief Executive Officer to establish a Board agenda, with Board input, which focuses on the Company’s strategic challenges, ensures the Board is presented with the necessary information required to fulfill its responsibilities, and allows for productive and effective Board meetings.

Except for Dr. Curlander (who is retiring from the Board of Directors on April 30, 2011) and Mr. Rooke, the Board is completely comprised of independent Directors who bring a broad range of leadership experience to the Board and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. Collegial, yet rigorous, debate at Board meetings is common. Also, the Finance and Audit Committee, the Corporate Governance and Public Policy Committee and the Compensation and Pension Committee are comprised solely of independent Directors and each with a separate independent chair. These Committees perform important roles for the Company as explained in the “Composition of Board and Committees” section. The independent Directors also meet in executive session at each regularly scheduled meeting to voice their observations and to shape future Board agendas. Immediately following each session, the Presiding Director notifies the Chairman of the Board of the independent Directors’ assessment of the meeting and any desired agenda items for future meetings. Thus, the Board has the opportunity to take up issues it believes are important.

When the Chairman of the Board is not an independent Director, the Board also elects a single Presiding Director from the current independent Directors with such duties and for such term as the Board may determine from time to time. At each regularly-scheduled meeting of the Board of Directors, the independent Directors meet in executive session, at which only independent Directors are present. The Presiding Director serves as chairman of those meetings and presides over any meeting of the Board when the Chairman of the Board is not present. In addition, the Presiding Director consults with the Chairman of the Board to plan and set the agenda for meetings of the Board of Directors and serves as the point of contact for members of the Board of Directors to raise issues not readily addressable directly to the Chairman. The Presiding Director also performs such other functions and responsibilities as required by the Board of Directors from time to time. Based on the recommendation of the Corporate Governance and Public Policy Committee, Mr. Montupet was elected as the Presiding Director at the February 2010 meeting and assumed that position at the April 2010 meeting and will continue to serve in that role for a term of two years. Prior to Mr. Montupet’s election as the Presiding Director, Mr. Hardymon served as the Presiding Director from April 2008 to April 2010.

The Board believes that the leadership structure in which the Company’s Chief Executive Officer serves as Chairman of the Board, the vast majority of the Board is comprised of independent Directors, the Board Committees described above are led by independent Directors, the Company has a Presiding Director with known responsibilities, and the independent Directors hold regular meetings in executive session, remains the optimal leadership structure for the Company and the Company’s stockholders.

Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. The Corporate Secretary will review all communications and forward appropriate correspondence to the proper Board member or members.

Board’s Role in Risk Oversight

The Company’s Board of Directors administers its risk oversight function directly and through both its Finance and Audit Committee and Compensation and Pension Committee. The Finance and Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Finance and Audit Committee meets regularly with management to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Compensation and Pension Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s officers and employees, as discussed in the “Risk Assessment” section of the “Compensation Discussion & Analysis.” The full Board of Directors has oversight responsibility of enterprise risk management and periodically has management review the Company’s major enterprise risk exposures, the potential financial or other impact on the Company, and the process for managing such risks.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Governance

The Compensation and Pension Committee is responsible for setting and administering the policies governing all compensation components, including base salary, incentive compensation, equity-based compensation and other long-term incentive compensation for the Company’s executive officers, including the CEO and other key members of management. The Compensation and Pension Committee determines the type, structure and amount of each compensation component awarded under the Company’s compensation plans. They are responsible for approving payments under the compensation plans and making a recommendation to the Board of Directors to approve base salary increases for Section 16 Officers. The process by which the Compensation and Pension Committee fulfills these responsibilities is detailed in the discussion that follows.

2010 Executive Summary

We had strong performance in 2010.

•	Despite a challenging economy, we achieved strong financial performance during 2010. The key results of the year are summarized below (shown in millions except share price):

	2010	2009	% Change

Revenue	$4,200	$3,880	8%
Operating Income	$447	$216	107%
Net Cash from Operations	$520	$402	29%
Stock Price (12/31)	$34.82	$25.98	34%

•	We gained market share in our key focused segments of workgroup laser and business inkjet and, overall, our revenue growth outperformed the industry.

•	We improved our already strong financial position with more than $500 million in net cash from operations in 2010, and ended the year with over $1.2 billion in cash and marketable securities.

•	We invested in our future with our acquisition of Perceptive Software, a leading provider of enterprise content management software, which builds upon and strengthens our industry workflow solutions while adding strong content management solutions and services.

We pay for performance.

•	Our strong performance in 2010 resulted in funding of annual incentive compensation at nearly maximum and 2010 performance-based restricted stock units at maximum (in contrast, 2009 performance-based restricted stock units were forfeited), demonstrating strong alignment between pay and performance.

•	We establish performance objectives designed to promote the long-term success of the Company and maximize stockholder returns. Target attainment goals are set at a moderate to difficult level and maximum attainment goals are set at a difficult level. Over the past five years, the Company has achieved performance in excess of the target level for annual incentive compensation two times (the 2006 and 2010 performance periods) and for long-term incentive compensation one time (the 2010 performance period).

•	We did not provide base salary increases to our Named Executive Officers (as defined below) in 2010, with the exception of promotional adjustments for Mr. Martin S. Canning, who was promoted from Vice President to Executive Vice President, effective August 1, 2010, and Mr. Paul A. Rooke, who was promoted from Executive Vice President to President and Chief Executive Officer, effective October 26, 2010.

•	Our performance measures in our annual incentive program (revenue, operating income and cash cycle) and long-term incentive program (free cash flow) represent key drivers of our success in enhancing stockholder value.

•	We emphasize at-risk, performance-based compensation whereby more than 85% of our Chief Executive Officer’s pay is performance-based and more than 75%, on average, of our other Named Executive Officers’ pay is performance based.

Our pay practices are stockholder-friendly.

•	We provide minimal perquisites (tax gross ups on perquisites were eliminated in 2009)

•	We require our executive officers to own stock in the Company (five times annual base salary for the CEO and three times annual base salary for other executive officers).

•	Stock ownership guidelines exclude unexercised stock options, unvested restricted stock units and unvested deferred stock units and require the CEO to retain 100% and the other executive officers to retain 50% of net shares until they have met their guidelines.

•	Incentive compensation and equity compensation are subject to forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy adopted in 2009.

•	The Company and each executive officer agreed to restructure existing change in control agreements in 2010 to eliminate excise tax gross ups.

•	In 2010, the Company provided stockholders with an advisory vote to approve the compensation of the Company’s Named Executive Officers (commonly referred to as “Say-on-Pay”), which was approved by more than 90% of the stockholders who voted on the Company’s Say-on-Pay Proposal.

•	The Company terminated its only non-stockholder approved incentive plan, the Broad-Based Employee Stock Incentive Plan, in February 2011.

Executive Compensation Philosophy

The Compensation and Pension Committee has developed a set of principles to guide the design of the compensation plans and programs applicable to the Company’s executive officers, including the Company’s principal executive officer, principal financial officer and the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer, who were serving as executive officers at the end of 2010 (the “Named Executive Officers”).

•	Pay for performance where performance criteria are aligned with stockholder interests.
The performance of the Company and individual levels of performance determine the amount of compensation realized by the executive officers. The objectives of the Company’s compensation plans are intended to focus each executive officer on the achievement of key performance goals and the execution of the strategic plan that will promote the long-term success of the Company and maximize stockholder returns.

•	Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
The executive officers have roles and responsibilities that directly influence the achievement of the Company’s performance objectives. Therefore, the Compensation and Pension Committee believes that they should have a significant portion of their compensation dependent on whether those objectives are achieved. Base salary is the only component of an executive officer’s direct compensation that is fixed. Other components, including annual incentive compensation and long-term incentive compensation, are subject to the achievement of strategic business objectives.

•	Balance short-term and long-term objectives.
The Company’s compensation programs are balanced between short-term and long-term objectives to ensure that executive officers focus on short-term performance that supports and ensures long-term success and profitability. Performance objectives may include financial measures such as revenue, operating income, worldwide free cash flow, and cash cycle and non-financial measures such as market share. The Company’s compensation programs also include personal objectives relating to key focus areas and strategic performance objectives.

•	Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.
The Company benchmarks the components of executive compensation to ensure that they are competitive to the marketplace. The target compensation for each executive officer is compared to market data to ensure that it is comparable to targeted pay levels established by the Compensation and Pension Committee. However, the Compensation and Pension Committee may use discretion to vary executive officer pay from the targeted levels based on factors such as an executive officer’s performance, responsibilities, experience, or length of time in the position.

Components of the Company’s Executive Compensation Program

Total compensation for each of the Named Executive Officers may consist of the following components and the compensation principles guiding the design of that component:

Compensation Component	Form of Compensation	Key Compensation Objectives to be Achieved

Base Salary	• Cash	• Provide a steady source of income that is market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding talent.

Annual Incentive Compensation	• Cash	• To motivate and reward executive officers for the Company’s attainment of performance metrics required for the Company to be successful in a highly competitive market.
• Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
• Balance short-term and long-term objectives.

Long-Term Incentive Compensation	• Time-Based Restricted Stock Units • Performance-Based Restricted Stock Units • Stock Options • Cash
•   To retain and motivate executive officers where performance criteria are aligned with stockholder interests.
•   Put pay significantly “at risk” and subject to the achievement of strategic business objectives.
•   Balance short-term and long-term objectives.

Retirement Plans and Other Benefits	• 401(k) Plan • Supplemental Savings & Deferred Compensation Plan • Welfare Benefits	• Provide competitive benefits that are designed to provide sufficient retirement income and promote the welfare of our executive officers and their families.

Perquisites	• Reimbursement for Financial Planning	• Provide financial stability and minimize distractions from an executive officer’s attention to important Company initiatives.

Determining Executive Compensation

Annually, the Compensation and Pension Committee considers whether to recommend to the Board of Directors adjustments to each Named Executive Officer’s base salary and approves the form and amount of equity-based awards. The Compensation and Pension Committee also establishes the target compensation opportunity for each of the Named Executive Officers under the annual incentive compensation plan and for any long-term incentive award (either cash or equity). To determine the amount of the compensation opportunity to award, the Compensation and Pension Committee considers the comparative market data and other factors described in more detail in the discussion that follows. The Compensation and Pension Committee does not establish a specific target allocation for each compensation element, and does not target a specific mix of cash versus equity, short-term incentive compensation versus long-term incentive compensation, or fixed pay versus variable pay. The Compensation and Pension Committee determines the target total direct compensation for each Named Executive Officer by assessing the role of the Named Executive Officer and the comparative market data. The Compensation and Pension Committee then determines the appropriate mix of cash and equity for each Named Executive Officer as detailed in the “Compensation Components” section.

The Compensation and Pension Committee utilizes the services of Pearl Meyer & Partners, a well-established executive compensation consulting firm, to assess the competitiveness of the Company’s executive compensation plans and programs and to provide other executive compensation consulting services. Pearl Meyer & Partners is retained solely by the Compensation and Pension Committee and does not advise management on matters involving executive compensation or on any other matter. Pearl Meyer & Partners’ role in assisting the Compensation and Pension Committee is described in more detail in the discussion that follows.

To evaluate the competitiveness of each Named Executive Officer’s total compensation for 2010, the Compensation and Pension Committee utilized survey and peer group data provided by Pearl Meyer & Partners. Survey data reflected a broad group of technology firms with generally similar revenues as the Company and peer group data was gathered from annual proxy statement disclosures. Periodically, the Compensation and Pension Committee reviews and updates the group of peer companies to ensure that each company continues to be appropriate for benchmarking executive compensation. The Compensation and Pension Committee utilizes the services of Pearl Meyer & Partners to prepare a peer group analysis and make recommendations to the Compensation and Pension Committee on determining the appropriate peer group of companies. Pearl Meyer & Partners most recently prepared a full peer group analysis for the Compensation and Pension Committee to assist the Compensation and Pension Committee in determining the appropriate peer group for the Company for 2009 executive compensation benchmarking purposes. To make its recommendation to the Compensation and Pension Committee on the appropriate peer group for the Company, Pearl Meyer & Partners reviewed more than 950 publicly-traded companies, which included each company in the Company’s 2008 peer group, each company classified as an Information Technology company pursuant to the Standard & Poor’s Global Industry Classification Standard (excluding financially distressed companies, foreign-based companies, and companies within information technology consulting and other services or data processing and outsourced services), and each company that had named the Company as part of its peer group for benchmarking executive compensation. The potential peer group was then reduced to 161 companies to include only those companies whose revenue and/or market capitalization was one-third to three times the revenue and/or market capitalization of the Company. The remaining 161 companies were then categorized and reviewed for peer group inclusion based on similarity to the Company in terms of revenue, product similarity, and market capitalization. Revenue and product similarity were considered the primary factors for peer group inclusion. Based on its analysis, Pearl Meyer & Partners recommended, and the Compensation and Pension Committee approved 16 companies for inclusion in its 2009 peer group.

The Compensation and Pension Committee also engaged Pearl Meyer & Partners to review and update its analysis of the Company’s peer group for continued appropriateness for 2010. Pearl Meyer & Partners recommended, and the Compensation and Pension Committee approved, the removal of Sun Microsystems, Inc. from its peer group for 2010, due to its pending acquisition by Oracle Corporation. Based on this change, the Compensation and Pension Committee approved the following peer group for 2010 executive compensation benchmarking purposes based on comparable revenue and product similarity:

2010 Peer Group			Revenue ($M)(1)
Advanced Micro Devices, Inc. Agilent Technologies, Inc. Analog Devices, Inc. Eastman Kodak Company Imation Corporation KLA-Tencor Corporation LAM Research Corporation Logitech International	Micron Technology, Inc. National Semiconductor Corp. NCR Corporation SanDisk Corporation Seagate Technology Western Digital Corporation Xerox Corporation	Peer Group 75th % Peer Group Median Peer Group 25th % Lexmark International, Inc.	$6,188 $4,481 $1,803 $3,890

(1)	Reflects trailing 4 quarters revenue as of December 2009, in most cases.

Although the Company makes reference to many competitors in its annual report, only Xerox Corporation and Eastman Kodak Company were included in the Company’s peer group of companies used for executive compensation benchmarking purposes. The Company’s other competitors were excluded because their revenue and market capitalization did not meet the criteria set forth above or their headquarters are located outside of the United States. Companies headquartered outside of the United States are generally excluded for benchmarking purposes because (i) executive compensation data is not as readily available or disclosed as fully as is required in the United States, (ii) the Company’s labor market for its executive officers is generally based in the United States, and (iii) compensation practices in other countries can vary dramatically due to local regulations, customs and state-required compensation programs.

Role of the Compensation Consultant

Pearl Meyer & Partners has been retained by the Compensation and Pension Committee since 2007 to assist the Committee in assessing the competitiveness of executive compensation, and provides other consulting services as requested by the Committee. In 2010, Pearl Meyer & Partners provided composite data from survey sources and proxy statement disclosure data from the peer group of companies to assist the Compensation and Pension Committee in establishing the proper compensation level for executive officers, including the Named Executive Officers. In addition, Pearl Meyer & Partners conducted a competitive assessment review of executive compensation in the first quarter of 2010, which was utilized by the Compensation and Pension Committee in determining executive compensation for 2010. Pearl Meyer & Partners also prepared a return on invested capital (ROIC) analysis for S&P Technology firms, which was used by the Compensation and Pension Committee during its review of the Company’s performance for the 2007-2009 Long-Term Incentive Plan. During 2010, Pearl Meyer & Partners also reviewed and analyzed the Compensation and Pension Committee’s executive compensation philosophy, reviewed and recommended changes to the Company’s 2010 peer group of companies, reviewed the Compensation and Pension Committee’s charter, reviewed the new form of employment agreements for executive officers, as well as provided regulatory updates.

Pearl Meyer & Partners does not advise management on matters involving executive compensation or on any other matter.

Role of the Stockholders

The Company’s Board of Directors and Compensation and Pension Committee welcome and value the input of stockholders and other interested parties. There are numerous ways for stockholders and other interested parties to communicate their views to the Board of Directors and the Compensation and Pension Committee. Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. In addition, the Company has added an e-mail link on the Corporate Governance section of its webpage seeking the input of all of its stockholders and other interested parties on executive compensation and other corporate governance matters.

In 2009, the Board of Directors adopted a Corporate Governance Principle, commonly known as a “Say-on-Pay” proposal, to annually provide stockholders with an advisory vote to approve the compensation of the Company’s Named Executive Officers, which has been incorporated as Proposal 3 of this Proxy Statement. At the Company’s 2010 Annual Meeting of Stockholders, more than 90% of the stockholders who voted on the Say-on-Pay Proposal approved the compensation of the Company’s Named Executive Officers. The Compensation and Pension Committee believes that the vote of stockholders strongly endorses the pay for performance philosophy of the Company which is designed to promote the long-term success of the Company and maximize stockholder returns. The Compensation and Pension Committee has committed to taking into account the vote of stockholders when considering executive compensation arrangements for the Named Executive Officers in 2011.

Setting Performance Objectives

The Compensation and Pension Committee believes that the Company’s annual business plan and strategic plan appropriately reflect the level of performance required for the Company to be successful in a highly competitive market. Generally, the targeted range for performance objectives is aligned with the corresponding measure in the Company’s plans for the corresponding performance period. The Compensation and Pension Committee believes that minimum attainment goals are achievable with some level of success, while target attainment goals are set at a moderate to difficult level and maximum attainment goals are set at a difficult level. Over the past five years, the Company has achieved performance in excess of the target level for annual incentive compensation two times (the 2006 and 2010 performance periods) and for long-term incentive compensation one time (the 2010 performance period).

COMPENSATION COMPONENTS

Total Direct Compensation

The Compensation and Pension Committee determines the form and level of compensation opportunity to award by applying the same principles, policies, and methodologies to each of the Named Executive Officers. The principles, policies and methodologies relating to the decision to utilize each component of compensation, the level of each component, and how one component may influence the Compensation and Pension Committee’s decisions with respect to other components is described in further detail in the discussion that follows or was provided in the table in the “Components of the Company’s Executive Compensation Program” section.

Annually, the Compensation and Pension Committee reviews the total direct compensation opportunity for each of the Named Executive Officers, as well as the Company’s other Section 16 executive officers. Total direct compensation includes base salary, annual incentive compensation opportunity, and long-term incentive compensation opportunity. The long-term incentive opportunity may be an equity-based award (such as restricted stock units or stock options) or a cash-denominated award. First, the Compensation and Pension Committee determines the form and level of each compensation component to award by performing a separate and distinct analysis of base salary, annual incentive compensation and total long-term incentive compensation for each Named Executive Officer. Next, the Compensation and Pension Committee reviews the total direct compensation opportunity of each of the Named Executive Officers by a comparison to the total direct compensation of named executive officers of peer companies obtained through their proxy statement disclosures, as described above.

The Compensation and Pension Committee has determined that each Named Executive Officer’s total direct compensation opportunity should be nominally targeted at the 50th percentile. The Compensation and Pension Committee believes that the 50th percentile aligns a Named Executive Officer’s compensation with that of the Company’s peer group and the interests of the Company’s stockholders, and likewise ensures that the Company remains competitive in attracting and retaining executive officers. However, it should be noted that total direct compensation opportunity for each individual may range above or below the 50th percentile based on a variety of factors, including the executive officer’s skills and experience, the importance of the position to the Company, past and expected future performance, the difficulty of replacement, and the length of time in the position.

Base Salary

The Compensation and Pension Committee reviews the base salary of each Named Executive Officer on an annual basis. The base salary for each of the Named Executive Officers is determined by the responsibilities of the position held, the experience of the individual, the individual’s length of time in the position, and by reference to the information compiled from compensation surveys and peer group data regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions discussed above in the section entitled “Determining Executive Compensation.”

Salary adjustments for each of the Named Executive Officers are based on an evaluation of the performance of the Company and of each of the Named Executive Officers. New responsibilities, as well as changes in the competitive marketplace, are also taken into account when considering an adjustment to base salary. The Compensation and Pension Committee determines the amount of any change in base salary to recommend to the Board of Directors for approval. The Board of Directors is ultimately responsible for approving any change in base salary for each of the Named Executive Officers, as well as the Company’s other Section 16 executive officers.

In February 2010, the CEO and the Vice President of Human Resources recommended to the Compensation and Pension Committee that there should be no adjustment to the base salary of any Named Executive Officer based on the economic conditions at that time. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed management’s recommendation and the report provided by Pearl Meyer & Partners and agreed not to recommend to the Board of Directors any adjustments to the base salary of any Named Executive Officer at that time.

At its meeting on July 19, 2010, the Compensation and Pension Committee recommended and the Board of Directors approved the promotion of Mr. Canning from Vice President to Executive Vice President of the Company, effective August 1, 2010. In consideration of his promotion, the Compensation and Pension Committee recommended and the Board of Directors approved an increase in Mr. Canning’s base salary from $450,000 to $472,500.

At its meeting on October 20, 2010, the Compensation and Pension Committee recommended and the Board of Directors approved the promotion of Mr. Rooke from Executive Vice President to President and Chief Executive Officer of the Company, effective October 26, 2010, in connection with Dr. Curlander’s retirement from such position. In consideration of his promotion, the Compensation and Pension Committee recommended and the Board of Directors approved an increase in Mr. Rooke’s base salary from $570,000 to $800,000.

Annual Incentive Compensation

The annual incentive compensation opportunity for each of the Named Executive Officers is made under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan, which was approved by the Company’s stockholders in 2004. The Senior Executive Incentive Compensation Plan has been designed to ensure that the annual incentive compensation awards are paid in a manner to ensure maximum deductibility of the payment of such awards by the Company under Section 162(m) of the Internal Revenue Code. Under the terms of the Senior Executive Incentive Compensation Plan, the maximum award for each Named Executive Officer is six-tenths of one percent of Operating Income, as defined in the plan. The Compensation and Pension Committee administers the plan and has negative discretion to reduce, but not increase, the award made to a Named Executive Officer based on any factors it may deem appropriate.

The factors considered by the Compensation and Pension Committee for reducing a Named Executive Officer’s annual incentive compensation award under the Senior Executive Incentive Compensation Plan are based on the strategic performance objectives for each of the Named Executive Officers set forth in the 2010 Incentive Compensation Plan.

For 2010, the strategic performance objectives under the 2010 Incentive Compensation Plan included the following:

•	Corporate Objectives — measured with reference to annual revenue, operating income and cash cycle, each excluding acquisitions.

•	Worldwide Business Unit Objectives — measured with reference to the applicable worldwide business unit annual revenue, operating income and cash cycle, each excluding acquisitions.

•	Personal Objectives — established based on key focus areas and strategic performance objectives specific to each individual. The CEO’s personal objective is based on an assessment of his general management of the Company.

•	Threshold Objectives — measured with reference to free cash flow, excluding acquisitions.

The Compensation and Pension Committee selected revenue, operating income and cash cycle, each excluding acquisitions, as the performance objectives for 2010, because it believed the achievement of the targets established for these performance measures will drive the long-term success of the Company. Revenue is viewed as an important performance objective to drive the success of the Company, and the targets established by the Compensation and Pension Committee are designed to motivate employees to grow existing business and focus on customers’ needs to drive increased hardware, pages and supplies sales. The Compensation and Pension Committee’s selection of operating income as a performance measure is intended to motivate employees of the Company to focus on generating additional earnings by focusing on cost reduction, improved product quality, pricing and innovation. The Compensation and Pension Committee selected cash cycle as a performance measure to motivate employees to reduce the amount of time it takes the Company to convert its cash into product, sell the product to the customer, and collect the account receivable from the customer. Free cash flow, excluding acquisitions was selected by the Compensation and Pension Committee as the threshold performance measure to emphasize the importance of cash generation.

The weighting for each objective for the fiscal year ending December 31, 2010 for each of the Named Executive Officers is shown in the table below.

		Worldwide
	Corporate	Business	Personal
Name	Objective	Unit Objective	Objective

P.A. Rooke(1)	30%	50%	20%
P.J. Curlander	80	0	20
J.W. Gamble, Jr.	80	0	20
M.S. Canning	30	50	20
R.M. Foresti	20	60	20
J.L. Isbell	80	0	20

(1)	The weighting for Mr. Rooke for the period commencing January 1, 2010 through October 25, 2010 is set forth in the table above. In connection with his promotion from Executive Vice President to President and Chief Executive Officer, Mr. Rooke’s weighting for the period commencing October 26, 2010 through December 31, 2010 was adjusted to reflect his new responsibilities as follows: Corporate Objective — 80%; Worldwide Business Unit Objective — 0%; and Personal Objective — 20%.

An annual incentive compensation opportunity for each of the Named Executive Officers, other than the CEO, is recommended by the CEO, for approval by the Compensation and Pension Committee. The award opportunity may be increased or decreased based on the judgment of the Compensation and Pension Committee of the individual’s overall contribution to Lexmark’s business results. The Compensation and Pension Committee determines and approves the annual incentive compensation opportunity for the CEO. The annual incentive opportunities for each of the Named Executive Officers are based on the peer group company data and the survey data for annual incentive awards and each Named Executive Officer’s total compensation target discussed above in the section entitled “Determining Executive Compensation.” Consistent with the Company’s pay-for-performance philosophy, an executive officer’s total cash compensation opportunity is highly leveraged. The Compensation and Pension Committee establishes annual incentive compensation targets that it believes put annual incentive compensation significantly “at risk” because payments are entirely dependent upon the achievement of strategic performance objectives. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed the information from the peer group company data and the compensation surveys, and also gave consideration to the qualitative factors listed above. Based on this review, the Compensation and Pension Committee approved the annual incentive award opportunity for each of the Named Executive Officers for the fiscal year ending December 31, 2010, shown in the table below.

Name	Threshold	Target	Maximum

P.A. Rooke(1)	$57,000	$570,000	$997,500
P.J. Curlander	100,000	1,200,000	2,400,000
J.W. Gamble, Jr.	49,500	371,250	742,500
M.S. Canning(2)	45,000	315,000	630,000
R.M. Foresti	35,500	230,750	461,500
J.L. Isbell	33,500	217,750	435,500

(1)	Reflects the annual incentive award opportunity for Mr. Rooke for the period commencing January 1, 2010 through October 25, 2010. In connection with his promotion from Executive Vice President to President and Chief Executive Officer, Mr. Rooke’s annual base salary was increased from $570,000 to $800,000 and his maximum annual incentive opportunity was increased from 175% of his annual base salary to 200% of his annual base salary. Based on his salary increase and adjustment to his maximum annual incentive award opportunity, Mr. Rooke’s annual incentive award opportunity for the period commencing October 26, 2010 through December 31, 2010 is as follows: Threshold — $80,000; Target — $800,000; and Maximum — $1,600,000. For the fiscal year ending December 31, 2010, Mr. Rooke’s annual incentive award opportunity will be based on the weighted average of his award opportunity for the two periods, as reflected in the “Grants of Plan-Based Awards” Table.

(2)	Reflects the annual incentive award opportunity for Mr. Canning for the period commencing January 1, 2010 through July 31, 2010. In connection with his promotion from Vice President to Executive Vice President, Mr. Canning’s annual base salary was increased from $450,000 to $472,500 and his target and maximum annual incentive award opportunities were increased from 70% to 75% and from 140% to 150% of his annual base salary, respectively. Based on his salary increase and adjustments to his target and maximum annual incentive award opportunities, Mr. Canning’s annual incentive award opportunity for the period commencing August 1, 2010 through December 31, 2010 is as follows: Threshold — $47,250; Target — $354,375; and Maximum — $708,750. For the fiscal year ending December 31, 2010, Mr. Canning’s annual incentive award will be based on the weighted average of his award opportunity for the two periods, as reflected in the “Grants of Plan-Based Awards” Table.

The Compensation and Pension Committee must review and certify the business results and the incentive compensation plan attainments before any payments can be made. This review is generally performed in the first quarter of each year and the payout typically occurs shortly thereafter. At its meeting on February 23, 2011, the Compensation and Pension Committee reviewed and certified the business results for the fiscal year ending December 31, 2010, and determined that nearly maximum performance had been attained for the performance period. Based on such performance, the Compensation and Pension Committee approved the following payment of annual incentive compensation for each of the Named Executive Officers:

2010 Annual Incentive
Name	Compensation Award

P.A. Rooke	$1,018,491
P.J. Curlander	2,369,280
J.W. Gamble, Jr.	658,746
M.S. Canning	675,000
R.M. Foresti	412,670
J.L. Isbell	419,038

Total Long-Term Incentive Compensation

The Compensation and Pension Committee determines the appropriate level of each Named Executive Officer’s total long-term incentive compensation opportunity by a comparison to the total long-term incentive compensation of named executive officers of peer companies obtained through proxy statement disclosure and composite survey data as discussed above in the section entitled “Determining Executive Compensation.”

In October 2008, the Compensation and Pension Committee reviewed and evaluated its long-term incentive design, based on a competitive market analysis provided by Pearl Meyer & Partners. Based on that review, the Compensation & Pension Committee revised its long-term incentive design, starting in 2009, to provide only equity-based long-term incentive opportunities in lieu of combined equity and cash-based long-term incentive opportunities. The equity-based long-term incentive opportunities are designed to motivate the Named Executive Officers on the achievement of key performance goals and encourage retention, while maintaining alignment with stockholder interests.

Equity-Based Long-Term Incentive Compensation

The Company utilizes equity-based compensation to foster and promote the long-term financial success of the Company and to materially increase stockholder value by motivating superior performance by employees. By providing employees with an ownership interest, their interests are more closely aligned with those of the Company’s stockholders. To determine equity award levels, the Company utilizes peer group data and market survey data, reviews the value of prior equity awards made to each Named Executive Officer, and evaluates each Named Executive Officer’s expected future contribution to business results. The CEO then makes a grant recommendation for each of the Named Executive Officers, other than himself, to the Compensation and Pension Committee based on this analysis. The Vice President of Human Resources makes a recommendation to the Compensation and Pension Committee for the CEO based on the competitive market data. The Compensation and Pension Committee reviews management’s analysis and recommendations and is ultimately responsible for determining the size of the equity award and approving the grant.

•	2010 Long-Term Incentive Awards. On February 23, 2010, the Compensation and Pension Committee awarded Dr. Curlander a long-term incentive opportunity that was 100% performance-based. The other Named Executive Officers, were awarded a long-term incentive opportunity comprised 60% of performance-based restricted stock units and 40% of time-based restricted stock units. The Compensation and Pension Committee believes that a long-term incentive opportunity comprised of a combination of performance-based and time-based restricted stock units will motivate the Named Executive Officers on the achievement of key performance goals, while maintaining a retention focus. The performance measure for the performance-based restricted stock units is worldwide free cash flow, excluding acquisitions. The performance period is January 1, 2010 through December 31, 2010.

The time-based restricted stock unit awards will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on February 24, 2012, February 24, 2013 and February 24, 2014, based on the continued employment of the Named Executive Officer on each vesting date. The performance-based restricted stock units to be awarded based on the Company’s achievement of its objective, if any, will be determined in 2011, with vesting and settlement of any earned performance-based restricted stock units to occur in three approximately equal installments (34%, 33% and 33%, respectively) on February 24, 2011, February 24, 2013 and February 24, 2014, based on the Named Executive Officer’s continued employment on each vesting date. The Named Executive Officer must be employed on the last day of the performance period to earn the performance-based restricted stock units. Termination of employment prior to such time for any reason will result in forfeiture of the award. The vesting of any earned performance-based restricted stock units after the end of the performance period will be accelerated in the event of the Named Executive Officer’s death, disability or retirement occurring after the completion of the performance period. The time-based restricted stock units awarded, as well as the minimum, target and maximum award levels for the performance-based restricted stock unit awards are set forth in the following table. The fair market values are computed using the closing price of the Common Stock on the date of grant ($33.03).

			Performance-Based RSU Awards
	Time-Based RSU Awards		RSUs(#)	RSUs(#)	RSUs(#)	FMV at Grant
Name	RSUs(#)	FMV at Grant	Min	Target	Max	(Target)

P.A. Rooke	19,700	$650,691	14,775	29,550	44,325	$976,037
P.J. Curlander	0	0	65,000	130,000	195,000	4,293,900
J.W. Gamble, Jr.	16,000	528,480	12,000	24,000	36,000	792,720
M.S. Canning	16,000	528,480	12,000	24,000	36,000	792,720
R.M. Foresti	9,400	310,482	7,050	14,100	21,150	465,723
J.L. Isbell	9,400	310,482	7,050	14,100	21,150	465,723

At its meeting on February 23, 2011, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that maximum performance was attained for the performance period. Therefore, the following restricted stock units were earned: Mr. Rooke — 44,325, Dr. Curlander — 195,000, Mr. Gamble — 36,000, Mr. Canning — 36,000, Mr. Foresti — 21,150, and Ms. Isbell — 21,150.

Effective October 26, 2010, when the closing price of the Common Stock was $37.71, the Board of Directors granted Mr. Rooke a long-term incentive award comprised of 22,000 restricted stock units and 60,000 stock options in connection with his promotion to President and Chief Executive Officer. The restricted stock units will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on the second through fourth anniversaries of the grant date, based on Mr. Rooke’s continued employment through the vesting dates. The fair market value of the restricted stock units on the date of grant was $829,620. The stock options, with an exercise price of $37.71, shall become vested and exercisable in four equal installments (25% per year) on each of the first through the fourth anniversaries of the grant date. The Black-Scholes value of the stock options on the date of grant was $850,800.

•	2009 Long-Term Incentive Awards. In establishing the long-term incentive opportunity for 2009, the Compensation and Pension Committee targeted the 50th percentile, with a 20% reduction, based upon Pearl Meyer & Partners’ recommendation that market data would likely reveal similar reductions by the Company’s peer group and other technology companies for 2009. On February 20, 2009, the Compensation and Pension Committee awarded each Named Executive Officer, other than Dr. Curlander, a long-term incentive opportunity comprised 60% of performance-based restricted stock units and 40% of time-based restricted stock units. The Compensation and Pension Committee had intended to award Dr. Curlander an equity-based long-term incentive award for 2009. However, Dr. Curlander requested that the Compensation and Pension Committee not award a long-term incentive opportunity to him for 2009 in an effort to control costs during 2009, while allowing other individuals to receive awards. The time-based restricted stock units awarded in 2009 will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on February 20, 2011, February 20, 2012 and February 20, 2013, based on the continued employment of the Named Executive Officer on each vesting date. Because the Company failed to attain minimum performance based on return on net assets, excluding cash and marketable securities, for the January 1, 2009 through December 31, 2009 performance period, no performance-based restricted stock units were earned by the Named Executive Officers and the awards were cancelled.

The time-based restricted stock units awarded in 2009, as well as the minimum, target and maximum award levels for the 2009 performance-based restricted stock unit awards are set forth in the following table. The fair market values are computed using the closing price of the Common Stock on the date of grant ($19.06).

			Performance-Based RSU Awards(1)
	Time-Based RSU Awards		RSUs(#)	RSUs(#)	RSUs(#)	FMV at Grant
Name	RSUs(#)	FMV at Grant	Min	Target	Max	(Target)

P.A. Rooke	27,450	$523,197	20,588	41,175	61,763	$784,796
J.W. Gamble, Jr.	21,350	406,931	16,013	32,025	48,038	610,397
M.S. Canning	21,350	406,931	16,013	32,025	48,038	610,397
R.M. Foresti	12,200	232,532	9,150	18,300	27,450	348,798
J.L. Isbell	9,900	188,694	7,425	14,850	22,275	283,041

(1)	At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that minimum performance had not been attained for the performance period. Therefore, no performance-based restricted stock units were earned and the awards were cancelled.

•	2009 Stock Options. On May 15, 2009, at the recommendation of the CEO, the Compensation and Pension Committee approved grants of stock options with performance-based vesting, as well as a service condition, for Messrs. Canning, Foresti, Gamble and Rooke. The awards were designed to promote the achievement of an essential performance goal, free cash flow, and to foster retention of the executive officers. The performance measure selected for the awards is the achievement of a pre-determined amount of free operating cash flow for four consecutive quarters. In determining the value of the grants, the Compensation and Pension Committee considered the value of prior equity awards as well as the additional value required to serve as an effective retention tool. The stock options will become vested and exercisable only if the performance goal is met as of May 15, 2016, otherwise the stock options will be forfeited on that date. The stock options will become vested and exercisable as follows: 34% on May 15, 2011, 33% on May 15, 2013, and 33% on May 15, 2015, or, in each case, the date the performance goal is satisfied, if later, and subject to the Named Executive Officer’s continued employment with the Company from the date of grant until the relevant vesting date. If the performance goal has been satisfied, but the Named Executive Officer’s employment is terminated due to death, disability or retirement before the stock options have become vested, any unvested stock options shall become fully vested on the date of termination due to death, disability or retirement. The stock options will expire on May 15, 2019, if not sooner forfeited or exercised. The following table shows the number of stock options awarded and the Black-Scholes value for each Named Executive Officer.

	Options	Black-Scholes
Name	Granted (#)	Value ($)

P.A. Rooke	172,000	$1,063,700
J.W. Gamble, Jr.	129,000	797,775
M.S. Canning	172,000	1,063,700
R.M. Foresti	86,000	531,850

At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance condition for the stock options, and determined that performance condition had been attained. Therefore, the stock options will become vested on the second, fourth and six anniversaries of the grant date, subject to continued employment on such dates by the executive officers.

•	Stock Options Prior to 2009. The Company utilized stock options annually as a component of each Named Executive Officer’s long-term incentive compensation opportunity and granted restricted stock units to certain of the Named Executive Officers in select instances. In years that the Compensation and Pension Committee awarded stock options, the Company performed an analysis using the Black-Scholes option pricing model to determine the number of options to grant to each of the Named Executive Officers that was determined to be market competitive, taking into consideration the value of the option grants that the individual had received in prior years.

The following table shows the number of stock options awarded during the annual grant process and the Black-Scholes value of grants made to each of the Named Executive Officers in 2008.

Name	Year	Options Granted (#)	Black-Scholes Value ($)

P.A. Rooke	2008	46,000	$522,348
P.J. Curlander	2008	175,000	1,987,195
J.W. Gamble, Jr.	2008	46,000	522,348
M.S. Canning	2008	46,000	522,348
R.M. Foresti	2008	25,000	283,885
J.L. Isbell	2008	37,000	420,150

Stock options are granted at not less than the closing market price of the Common Stock on the grant date, vest ratably over a period of three years, and expire after ten years. Options granted to each of the Named Executive Officers contain a preferential vesting provision that provides for options to continue to vest for 24 months following retirement if at the time of the Named Executive Officer’s retirement the optionee has met certain age and/or service requirements and the optionee agrees to the cancellation of any option grant awarded within the 12 months prior to the retirement date. Stock options granted prior to February 2004 to certain executive officers and senior managers contain a feature that automatically awards a replacement (reload) option upon the exercise of options paid for with previously owned shares of Common Stock. All of the stock options with a reload feature held by Dr. Curlander, Ms. Isbell and Messrs. Canning, Foresti and Rooke were “underwater” or “out of the money” as of December 31, 2010, with exercise prices ranging between $50.08 and $75.98. Mr. Gamble has never been awarded any stock options with a reload feature. The final grant of stock options made by the Company to the Named Executive Officers that include reload features will expire on May 5, 2013, if not exercised.

•	Restricted Stock Units Prior to 2009. The Compensation and Pension Committee periodically awarded restricted stock units to select Company executives, including certain of the Named Executive Officers, at a grant value that the Compensation and Pension Committee believed was an appropriate and useful complement to other long-term incentive awards to provide an incentive to remain with the Company. However, no restricted stock units were awarded to any of the Named Executive Officers to complement other long-term incentive awards in 2008.

•	Grant Practice of Equity-Based Awards. Equity-based awards are granted under the Lexmark International, Inc. Stock Incentive Plan and must be approved by the Compensation and Pension Committee. Grants of equity-based awards are generally effective on the date that the Compensation and Pension Committee approves the award. The Compensation and Pension Committee delegated authority to approve awards to each of the CEO and the Vice President of Human Resources, excluding grants made to Section 16 executive officers, on April 26, 2006. The terms of this delegation limit the type and size of each award and all awards in the aggregate made between meetings of the Compensation and Pension Committee and the CEO or Vice President of Human Resources is required to present a report of the equity-based awards that have been granted between each Compensation and Pension Committee meeting at the next regularly scheduled Compensation and Pension Committee meeting. No more than 60,000 shares may be granted between regularly-scheduled Compensation and Pension Committee meetings and no more than 15,000 shares may be granted to an individual pursuant to an equity-based award during such period. Restricted stock grants are limited to a maximum value of $350,000 per individual and must include a vesting schedule of not less than three years. Stock option awards must vest over a period of not less than three years, must not have a term that exceeds ten years, and must not have an exercise price lower than the closing price of the Company’s stock on the grant date. Awards are granted on the first business day of the month following approval by the CEO or the Vice President of Human Resources.

Cash-Denominated Long-Term Incentive Compensation

Prior to 2009, the value of the equity-based compensation opportunity was aggregated with the target value of the cash-denominated compensation opportunity to arrive at the appropriate value of the total long-term incentive compensation opportunity to each Named Executive Officer. The Compensation and Pension Committee is ultimately responsible for determining the target amount of cash-denominated long-term incentive compensation opportunity to award for each of the Named Executive Officers as previously described.

The Company’s long-term incentive plan was designed to reward the achievement of specific performance objectives over a three-year performance cycle. The Compensation and Pension Committee believed that the focus on objectives over a three-year horizon was important in the establishment of a long-term view and alignment of management’s interests with the long-term interests of stockholders. The long-term incentive plan awards were denominated in cash but may be paid in cash, stock or a combination of cash and stock at the Compensation and Pension Committee’s discretion. The Compensation and Pension Committee also may use its discretion to reduce or eliminate any payment to participants. The payment of each executive’s long-term incentive award is conditioned on continued employment and eligibility. In the case of death, long-term disability or retirement at any time during the performance period, a prorated payout, if any, will be based on actual financial performance as of the end of the fiscal year in which the executive’s death, long-term disability or retirement occurs. Termination of employment for any reason other than death, long-term disability or retirement prior to the last day of the performance period will result in the forfeiture of the award.

Certain executive officers, including each of the Named Executive Officers, will be eligible for a cash award at the end of the three-year cycle based on the achievement of the objectives that were established by the Compensation and Pension Committee. The only long-term incentive plan outstanding at the end of 2010 was the 2008-2010 Long-Term Incentive Plan. For any payout to occur under the plan, minimum objectives must be met for (a) cumulative operating income, excluding expenses for restructuring, during the 2008 to 2010 performance period or (b) average cash cycle days during the 2008 to 2010 performance period. If the attainment based upon cumulative operating income and average cash cycle days is below the minimum level established for the 2008-2010 Long-Term Incentive Plan, a financial peer review is performed at the end of the three-year period that compares the return on invested capital for the Company with that of its peer companies included in the S&P Technology Index (or, if such index is no longer available, another appropriate index as determined by the Compensation and Pension Committee) over the same three-year period. If the Company’s return on invested capital meets or exceeds the median of the three-year average of the return on invested capital of the peer companies included in the S&P Technology Index, the 2008-2010 Long-Term Incentive Plan will be funded at the threshold level. The operating income portion of the award is 18%, 60% and 120% of the target opportunity for each of the threshold, target and maximum operating income objectives. The cash cycle portion of the award is 12%, 40% and 80% of the target opportunity for each of the threshold, target or maximum cash cycle objectives.

The following table shows the Long-Term Incentive Plan award opportunity outstanding at the end of 2010 for each of the Named Executive Officers.

Name	Performance Period	Threshold ($)	Target ($)	Maximum ($)

P.A. Rooke	1/1/2008 - 12/31/2010	$285,000	$950,000	$1,900,000
P.J. Curlander	1/1/2008 - 12/31/2010	510,000	1,700,000	3,400,000
J.W. Gamble, Jr.	1/1/2008 - 12/31/2010	210,000	700,000	1,400,000
M.S. Canning	1/1/2008 - 12/31/2010	180,000	600,000	1,200,000
R.M. Foresti	1/1/2008 - 12/31/2010	105,000	350,000	700,000
J.L. Isbell	1/1/2008 - 12/31/2010	102,000	340,000	680,000

At its meeting on February 23, 2011, the Compensation and Pension Committee reviewed and certified the business results for the 2008-2010 performance period, and determined that the Company achieved 98% of the target operating income objective and 100% of the target cash cycle objective, resulting in an overall payout of 99% of each Named Executive Officer’s target award. The financial peer review was not conducted since the Company achieved an overall attainment above the minimum level. During the first quarter of 2011, payments to each of the

Named Executive Officers were made as follows, Mr. Rooke, $944,300, Dr. Curlander, $1,689,800, Mr. Gamble, $695,800, Mr. Canning, $596,400, Mr. Foresti, $347,900, and Ms. Isbell $337,960.

Retirement Plans and Other Benefits

The Company provides retirement and other benefit plans in which qualified employees, including each of the Named Executive Officers, are eligible to participate. Each plan is designed to offer competitive benefits in order to attract and retain talent and is described in detail as follows:

•	Defined Benefit Retirement Plans. All employees in the United States, including each of the Named Executive Officers, were eligible to participate in the Lexmark Retirement Growth Account Plan prior to April 3, 2006. The plan is a cash balance defined benefit plan under which benefit accruals were frozen effective April 3, 2006. To the extent that a participant’s eligible compensation was not considered under the Lexmark Retirement Growth Account Plan due to the Internal Revenue Code Section 401(a)(17) limit, the Company maintains a non-qualified, unfunded, noncontributory plan known as the Lexmark Nonqualified Supplemental Retirement Plan. This plan provides for the same benefits that would have been provided under the cash balance defined benefit plan without such limitation. Benefit accruals under the Lexmark Nonqualified Supplemental Retirement Plan were frozen as a result of the Company’s actions to freeze benefits under the Lexmark Retirement Growth Account Plan. A description of the Lexmark Retirement Growth Account Plan and the Lexmark Nonqualified Supplemental Retirement Plan follows the “Pension Benefits” table.

•	Defined Contribution Plans. The Lexmark Savings Plan is a tax-favored 401(k) plan that allows eligible employees, including each of the Named Executive Officers, to contribute on a pre-tax basis up to 50% of eligible compensation, as defined in the plan, subject to Internal Revenue Code limitations ($16,500 for pre-tax contributions and $5,500 for catch-up contributions in 2010). The Company makes an automatic Company contribution of 1% of each employee’s eligible compensation and a Company matching contribution of up to 5% of the employee’s eligible compensation.

•	Supplemental Deferred Compensation Plan. The Lexmark Supplemental Savings and Deferred Compensation Plan allows eligible employees, including each of the Named Executive Officers, to defer up to 100% of eligible compensation in excess of the Internal Revenue Code Section 401(a)(17) limit ($245,000 in 2010) and to receive a Company matching contribution of up to 6% of the participant’s eligible excess compensation. A description of the Lexmark Supplemental Savings and Deferred Compensation Plan follows the “Non-Qualified Deferred Compensation” table.

•	Deferred Stock Units. The Lexmark International, Inc. Stock Incentive Plan entitles a participant, including each of the Named Executive Officers, to elect to defer receipt of all or a portion of his or her annual incentive compensation, and receive an award of deferred stock units. These deferred stock units are fully vested at all times and settle on the earlier of the fifth anniversary of the grant date or the termination date due to retirement (subject to a six-month delay as required under Internal Revenue Code Section 409A), death or disability. The participant also receives an additional award of supplemental deferred stock units upon deferral with a value equal to 20% of the compensation deferred. These supplemental deferred stock units vest and settle on the fifth anniversary of the date that the compensation deferred would otherwise have been paid, subject to continued employment from the date of deferral through the settlement date. Supplemental deferred stock units will vest and settle in full upon termination of employment due to death or disability.

•	Health and Welfare Benefits. Each of the Named Executive Officers are eligible to participate in the same health and welfare benefit plans that are available to all eligible employees of the Company.

Termination and Change in Control Agreements

Each of the Named Executive Officers has entered into a change in control agreement with the Company, effective as of October 26, 2010 for Dr. Curlander and Mr. Rooke and effective as of November 1, 2010 for Ms. Isbell and Messrs Canning, Foresti and Gamble. In the interest of complying with best pay practices, the

Company and each of the Named Executive Officers agreed to a new form of change in control agreement in 2010 to eliminate the excise tax “gross up” provisions set forth in their predecessor agreements. The Compensation and Pension Committee believes that these agreements are in the best interest of the Company and its stockholders to ensure the continued focus and dedication of each Named Executive Officer to the business of the Company without the distraction or personal financial concern if the Company were to be acquired by another company. These agreements ensure that the Named Executive Officers will continue to perform services on behalf of the Company when a change in control is pending, and protects the Named Executive Officers against the potential loss of their positions following a change in control. These agreements provide certain severance benefits only upon a double trigger, meaning severance benefits will only be paid to a Named Executive Officer if the following two events occur: (i) a change in control of the Company, and (ii) within 12 months prior to a change in control, the Named Executive Officer’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months following the change in control of the Company, the Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer with “good reason.” A description of the material terms and potential payments provided under the change in control agreements for each of the Named Executive Officers is included in the narrative of the “Termination and Change in Control Payments” section.

In addition, each of the Named Executive Officers entered into new employment agreements with the Company, effective as of October 26, 2010 for Dr. Curlander and Mr. Rooke and effective November 1, 2010 for Ms. Isbell and Messrs. Canning, Foresti and Gamble. The new form of employment agreement was prepared to replace the Named Executive Officers’ prior employment agreements which were scheduled to expire on October 31, 2010. The new standard form of employment agreement provides for a fixed term of employment through October 31, 2012 (April 30, 2011 for Dr. Curlander). The agreements provide severance benefits upon an involuntary termination of employment or a voluntary termination by a Named Executive Officer with “good reason.” The Compensation and Pension Committee believes that the severance benefits offered under the employment agreements represent a significant component of each Named Executive Officer’s total compensation package, are market competitive and not excessive, and are essential to the Company’s ability to attract and retain key executive officers. The benefits offered under the employment agreements allow the executives to continue to focus their efforts and attention on the Company’s business operations and execution of the Company’s strategic plan. A description of the material terms and the payments provided under the employment agreements for each of the Named Executive Officers is included in the narrative of the “Termination and Change in Control Payments” section.

Perquisites

The Company provides each of the Named Executive Officers with perquisites that the Company and the Compensation and Pension Committee believe are reasonable, not excessive, and consistent with its overall compensation philosophy. Each of the Named Executive Officers is entitled to reimbursement for qualified payments towards financial planning and may receive up to $6,000 ($12,000 for the Chief Executive Officer) annually. In addition, the Chief Executive Officer’s spouse may accompany him on the Company aircraft when he is traveling for business and there is no incremental cost to the Company.

Stock Ownership

The Compensation and Pension Committee believes in aligning the interests of executive officers with the long-term interests of stockholders. Consistent with this philosophy, the Compensation and Pension Committee recommended, and the Board approved, stock ownership guidelines for certain executive officers, including each of the Named Executive Officers. These guidelines require that until the ownership goal is reached, each of the Named Executive Officers must retain a percentage of after tax net shares on the exercise of any stock options and the vesting and settlement of any restricted stock units. That percentage is 100% for the Chief Executive Officer and 50% for each of the other Named Executive Officers. The guidelines exclude unexercised stock options, unvested restricted stock units and unvested deferred stock units and require the Chief Executive Officer to hold a minimum of five times base salary and each of the other Named Executive Officers to hold a minimum of three times base salary in value of the Common Stock. The Compensation and Pension Committee annually reviews the actual stock ownership of each Named Executive Officer compared to his or her stock ownership guideline. Information on the number of stock options, unvested restricted stock units and unvested deferred stock units, which are not counted for ownership guidelines, is also presented to the Compensation and Pension Committee during the review of stock ownership.

Risk Assessment

In designing compensation plans and programs for executive officers of the Company, including the Named Executive Officers, the Compensation and Pension Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking. The following characteristics of the Company’s executive compensation plans and programs limit the possibility for excessive risk taking:

•	The base salary is a fixed amount, and therefore does not encourage risk taking.

•	The annual incentive compensation opportunity for each Named Executive Officer is limited to six-tenths of one percent of operating income, in accordance with the Lexmark International, Inc. Senior Executive Incentive Compensation Plan.

•	The Company’s annual incentive compensation program and long term incentive compensation program have used metrics such as revenue growth, operating income, cash cycle and free cash flow for many years and the Company has seen no evidence that it encourages unnecessary or excessive risk taking.

•	The long-term incentive opportunity is comprised of time-based restricted stock units that vest over multiple years and/or performance-based restricted stock units, which aligns the Named Executive Officer’s interests to the long-term stockholder interests.

•	Members of the Compensation and Pension Committee approve the final incentive compensation awards after reviewing the executive officer’s and the Company’s performance, and may utilize negative discretion to reduce incentive compensation awards based on a variety of performance objectives, thereby diversifying the risk.

•	Incentive compensation and equity awards are subject to forfeiture and recoupment as described in the “Executive Compensation Recovery Policy” section.

•	The Named Executive Officers are subject to stock ownership guidelines as described in the “Stock Ownership” section.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to each of the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to pre-determined performance objectives that meet the requirements of Section 162(m), including stockholder approval. To ensure deductibility of non-discretionary annual incentive awards, the Lexmark International, Inc. Senior Executive Incentive Compensation Plan, which was presented to and approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders, sets forth a maximum annual incentive award to each participant equal to six-tenths of one percent of Operating Income, as defined in the plan. To ensure the deductibility of long-term incentive awards and equity awards, the Lexmark International, Inc. Stock Incentive Plan, which was presented to and approved by the Company’s stockholders, sets forth a maximum number of shares that may be awarded to a participant as stock options or stock appreciation rights over a five-year period equal to 3,000,000 shares, and further sets forth a maximum long-term incentive award to each participant for performance periods of three years equal to $10,000,000, if the award is denominated in cash, or 1,200,000 shares for stock-based awards, with proportionate adjustments for shorter or longer performance periods. The Compensation and Pension Committee and the Board of Directors believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual’s performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, the Compensation and Pension Committee reserves the right to award discretionary incentive awards to executive officers and adopt other compensation plans and arrangements which may not be deductible under Section 162(m).

Any such incentive payments would be based on the Compensation and Pension Committee’s qualitative assessment of the applicable executive’s individual performance and contribution.

Tally Sheets

The Compensation and Pension Committee annually reviews tally sheets that set forth the total annual compensation for each of the Named Executive Officers and certain other executive officers. The Compensation and Pension Committee believes that tally sheets are important to maintain visibility to amounts realized by each of the Named Executive Officers annually under various termination and change in control scenarios. The tally sheets include the dollar amount that would be realized by the executive officer under four termination and change in control scenarios. These scenarios include voluntary termination (including retirement), involuntary termination without cause or voluntary termination by the employee for good reason, change in control without a termination of employment, and termination following a change in control.

Executive Compensation Recovery Policy

In February 2009, the Compensation and Pension Committee and the Corporate Governance and Public Policy Committee recommended to the Board of Directors the adoption of an Executive Compensation Recovery Policy that is applicable to certain employees, including each of the Named Executive Officers. The Board of Directors adopted the policy on February 19, 2009, and it applies to all incentive compensation and equity awards granted after such date. Under the Executive Compensation Recovery Policy, if a Covered Employee’s fraud, gross negligence or intentional misconduct causes the Company to restate all or a portion of its financial information that has been filed with the Securities and Exchange Commission, the Company, to the extent permitted by applicable law, shall be able to recoup certain payments from the Covered Employee, who engaged in the prohibited conduct, and from certain other executive officers, including each of the Named Executive Officers, who benefited from such misconduct. With respect to a Covered Employee who engages in the prohibited conduct requiring a restatement of financial information, the Company shall recoup (i) 100% of the incentive compensation (annual bonuses, long-term incentive compensation, and performance-based equity awards) paid to the Covered Employee during the period beginning at the time of the initial public disclosure of the misstated financial information and ending 12 months following the date of the initial filing of any financial statement that must be restated (the “Recovery Period”), and (ii) 100% of the gains realized by the Covered Employee from the vesting and settlement of any restricted stock unit or other equity award or the vesting or exercise of any stock option, the sale of any stock acquired pursuant to the vesting and settlement of any restricted stock unit or any other equity award or the vesting and exercise of any stock option, and all cash awards granted under the Company’s equity incentive plans. In addition, the Policy requires the Covered Employee to forfeit any vested and unvested stock options, restricted stock units and any other equity awards. With respect to certain other Covered Employees, including each Named Executive Officer, who benefits from the misconduct, the Policy provides that the Company may recoup from such Covered Employees the excess incentive compensation paid during the Recovery Period over the amount that would have been paid if the financial information had been correctly reported.

In addition, each stock option agreement and restricted stock unit agreement awarded to employees of the Company, including each Named Executive Officer, provides that if the employee violates the non-compete, non-interference, non-disparagement, or non- disclosure restrictions set forth in the agreement or otherwise acts against the best interests of the Company, the employee shall (i) forfeit any unexercised portion of the stock option or unvested portion of the restricted stock unit; and (ii) repay to the Company an amount equal to the stock option gains or the income realized upon vesting of the restricted stock units within 18 months preceding the earlier of the violation of one of the restrictions or the termination of the employee’s employment through the later of 18 months following the violation of one of the restrictions or such period of time it takes the Company to discover the violation.

COMPENSATION COMMITTEE REPORT

The Compensation and Pension Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the review and discussions with management, the Compensation and Pension Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

William R. Fields, Chair
Teresa Beck
Kathi P. Seifert

EXECUTIVE COMPENSATION

The information set forth below describes the components of the total compensation of each of the Named Executive Officers. The Named Executive Officers are determined based on 2010 total compensation excluding the change in pension value and nonqualified deferred compensation earnings, as disclosed in the Summary Compensation Table. Also described below are the contracts, plans, and arrangements providing for payments to each of the Named Executive Officers in connection with a termination of the Named Executive Officer, a change in control of the Company or certain changes in the Named Executive Officer’s responsibilities.

The following table sets forth the total compensation for each of the Named Executive Officers during the year ended December 31, 2010.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All
Name and Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation ($)	Earnings	Other	Total
Position	Year	($)	($)	(1)	(2)	(3)	($)(4)	Compensation ($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

P.A. Rooke(6)	2010	$615,539	$0	$2,456,348	$850,800	$1,962,791	$58,497	$53,608	$5,997,583
President and Chief Executive	2009	572,192	0	1,307,993	1,063,700	552,520	80,764	54,643	3,631,812
Officer	2008	574,385	0	0	522,348	319,388	42,645	47,650	1,506,416

P.J. Curlander(6)	2010	1,003,846	0	4,293,900	0	4,059,080	185,160	105,738	9,647,724
Executive Chairman	2009	1,003,846	0	0	0	1,073,200	280,728	91,503	2,449,277 (7)
	2008	1,007,692	0	0	1,987,195	335,880	0	75,787	3,406,554

J.W. Gamble, Jr.	2010	496,904	0	1,321,200	0	1,354,546	2,182	40,154	3,214,986
Executive Vice President and	2009	496,904	0	1,017,328	797,775	384,240	991	36,404	2,733,642
Chief Financial Officer	2008	498,808	0	0	522,348	127,680	866	32,077	1,181,779

M.S. Canning	2010	461,250	0	1,321,200	0	1,271,400	24,666	45,390	3,123,906
Executive Vice President and	2009	451,731	0	1,017,328	1,063,700	310,340	0	34,981	2,878,080
President of Imaging Solutions and Services	2008	453,461	0	0	522,348	129,780	7,373	33,296	1,146,258

R.M. Foresti	2010	356,365	0	776,205	0	760,570	4,305	30,265	1,927,710
Vice President of Asia Pacific and Latin America	2009	356,365	0	581,330	531,850	158,299	0	27,803	1,655,647

J.L. Isbell	2010	336,289	0	776,205	0	756,998	53,553	28,723	1,951,768
Vice President of Human	2009	336,289	0	471,735	0	199,697	53,557	27,450	1,088,728
Resources	2008	337,577	0	0	420,150	80,608	23,934	33,662	895,931

(1)	Consists of the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for all restricted stock units granted during the years presented above. The grant date fair value for restricted stock units with time-based vesting is computed by multiplying the number of units by the closing price of a share of Common Stock on the grant date. For both the 2010 and 2009 performance-based restricted stock units, the grant date fair value is computed by multiplying the target number of units by the closing price of a share of Common Stock on the grant date, based on the Company’s determination that performance at target would be the probable outcome of the performance condition as of the grant date. The grant date fair value for the 2010 performance-based restricted stock units for the Named Executive Officers receiving such awards would be as follows if the maximum performance were achieved for the 2010 performance period: Mr. Rooke — $1,464,055; Dr. Curlander — $6,440,850; Mr. Gamble — $1,189,080; Mr. Canning — $1,189,080; Mr. Foresti — $698,585; and Ms. Isbell — $698,585. Refer to the Compensation Discussion and Analysis “2010 Long-Term Incentive Awards” section for further detail. At its meeting on February 23, 2011, the Compensation and Pension Committee reviewed and certified the business results for the 2010 performance-based restricted stock unit awards, and determined that maximum performance had been attained for the performance period. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the 2009 performance-based restricted stock unit awards, and determined that minimum performance had not been attained for the performance period. Therefore, no 2009 performance-based restricted stock units were earned and the awards were cancelled.

(2)	Consists of the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for all stock options granted during the years presented above. The grant date fair value was established using the Black-Scholes stock option valuation model. Assumptions used in the calculation of the 2010 awards are disclosed in footnote 5 of the “Grants of Plan-Based Awards” table.

(3)	For 2010, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2010 and the payment under the 2008-2010 Long-Term Incentive Plan as detailed in the table that follows:

	2010	2008-2010	Total Non-Equity
	Annual Incentive	Long-Term	Incentive Plan
Name	Compensation	Incentive Plan	Compensation

P.A. Rooke	$1,018,491	$944,300	$1,962,791
P.J. Curlander	2,369,280	1,689,800	4,059,080
J.W. Gamble, Jr.	658,746	695,800	1,354,546
M.S. Canning	675,000	596,400	1,271,400
R.M. Foresti(a)	412,670	347,900	760,570
J.L. Isbell	419,038	337,960	756,998

(a)	Pursuant to his deferral election, Mr. Foresti elected to defer 100% of his 2010 incentive compensation in excess of $100,000 to receive an award of elective deferred stock units. Mr. Foresti will also receive a supplemental award of deferred stock units with a value equal to 20% of his elective deferred stock units. Refer to the Nonqualified Deferred Compensation section entitled “Deferred Stock Units” for a further description of the deferred stock unit awards.

For 2009, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2009 and the payment under the 2007-2009 Long-Term Incentive Plan as detailed in the table that follows:

	2009	2007-2009	Total Non-Equity
	Annual Incentive	Long-Term	Incentive Plan
Name	Compensation	Incentive Plan	Compensation

P.A. Rooke	$267,520	$285,000	$552,520
P.J. Curlander	563,200	510,000	1,073,200
J.W. Gamble, Jr.	174,240	210,000	384,240
M.S. Canning	197,840	112,500	310,340
R.M. Foresti	158,299	0	158,299
J.L. Isbell	102,197	97,500	199,697

For 2008, consists of annual incentive compensation under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan for the fiscal year ending December 31, 2008. No payments were made under the 2006-2008 Long-Term Incentive Plan.

(4)	Consists of the change in pension value during the years presented above under the Lexmark Retirement Growth Account Plan and the Lexmark Nonqualified Supplemental Retirement Plan. See the section entitled “Pension Benefits” for a description of these plans. Lexmark does not pay above-market or preferential earnings on nonqualified deferred compensation.

(5)	For 2010, the following table contains a breakdown of the value of compensation and benefits included in the column entitled “All Other Compensation.”

			Matching
			Contribution
			under the
		Matching	Supplemental
	Financial	Contribution under	Deferred
	Planning	the Lexmark	Compensation
Name	Reimbursement	Savings Plan	Plan	Other		Total

P.A. Rooke	$1,287	$14,700	$37,621	$0		$53,608
P.J. Curlander	11,946	14,700	79,092	0	(a)	105,738
J.W. Gamble, Jr.	0	14,700	25,454	0		40,154
M.S. Canning	6,000	14,700	24,690	0		45,390
R.M. Foresti	0	14,700	15,565	0		30,265
J.L. Isbell	3,200	14,700	10,823	0		28,723

(a)	During 2010, Dr. Curlander’s spouse accompanied him on one business trip on the corporate aircraft at no incremental cost to the Company. Dr. Curlander is taxed on the imputed income attributable to such personal use ($907, as calculated using the Standard Industry Fare Level (SIFL) rates) and does not receive tax assistance from the Company with respect to this amount.

(6)	Effective October 26, 2010, Mr. Rooke was appointed the President and Chief Executive Officer to succeed Dr. Curlander, the former President and Chief Executive Officer. Dr. Curlander was appointed to a newly created position of Executive Chairman until his planned retirement in April 2011.

(7)	In 2009, the Compensation and Pension Committee had intended to award Dr. Curlander an equity-based long-term incentive award. However, Dr. Curlander requested that the Compensation and Pension Committee not award a long-term incentive opportunity to him in an effort to control costs during 2009, while allowing other individuals to receive awards. The Compensation and Pension Committee did grant Dr. Curlander a long-term incentive award in 2010.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	Awards	Awards ($)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(3)	(4)	($/Sh)	(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

P.A. Rooke	—	$60,450	$604,500	$1,087,875
	02/23/2010				14,775	29,550	44,325				$976,037
	02/23/2010							19,700			$650,691
	10/26/2010								60,000	$37.71	$850,800
	10/26/2010							22,000			$829,620
P.J. Curlander	—	100,000	1,200,000	2,400,000
	02/23/2010				65,000	130,000	195,000				$4,293,900
J.W. Gamble, Jr.	—	49,500	371,250	742,500
	02/23/2010				12,000	24,000	36,000				$792,720
	02/23/2010							16,000			$528,480
M.S. Canning	—	45,865	330,144	660,289
	02/23/2010				12,000	24,000	36,000				$792,720
	02/23/2010							16,000			$528,480
R.M. Foresti	—	35,500	230,750	461,500
	02/23/2010				7,050	14,100	21,150				$465,723
	02/23/2010							9,400			$310,482
J.L. Isbell	—	33,500	217,750	435,500
	02/23/2010				7,050	14,100	21,150				$465,723
	02/23/2010							9,400			$310,482

(1)	The award opportunity for the 2010 performance period for each Named Executive Officer under the Lexmark International, Inc. Senior Executive Incentive Compensation Plan (“SEICP”) is 0.6% of the Company’s Operating Income, which may be reduced by the Compensation and Pension Committee, in its sole discretion, based on any factors it deems reasonable. For 2010, the Compensation and Pension Committee has determined that annual incentive awards may be subject to reduction based on the factors set forth in the Company’s 2010 Incentive Compensation Plan. Based on those possible reduction factors, the first row for each Named Executive Officer in this column, entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” consists of potential future payments of annual incentive compensation with respect to fiscal year 2010 under the SEICP. The potential future payments of annual incentive compensation for Messrs. Rooke and Canning reflect adjustments to such amounts in connection with their 2010 promotions, as described in the Compensation Discussion and Analysis section entitled “Annual Incentive Compensation.”

(2)	Performance-based restricted stock unit awards in 2010 are granted under the Lexmark International, Inc. Stock Incentive Plan. The performance measure for these units is worldwide free cash flow, excluding acquisitions. The performance period is January 1, 2010 through December 31, 2010. Vesting and settlement of any earned performance-based restricted stock units will occur in three approximately equal installments (34%, 33%, 33%, respectively) on February 24, 2011, February 24, 2013 and February 24, 2014. For Dr. Curlander, 34% of any earned performance-based restricted stock units will vest and settle on February 24, 2011, and 66% will vest and settle on April 29, 2011, upon his retirement. Target levels are set based on 100% achievement of the goal. Threshold represents goal achievement at the minimum performance level (50%) and maximum represents goal achievement at the maximum performance level (150%). If threshold performance is not achieved during the performance period, then no performance shares will be earned. The number of performance shares earned would be interpolated in the event that the Company’s performance varied between threshold and maximum, as determined by the Committee. At its meeting on February 23, 2011, the Compensation and Pension Committee reviewed and certified the business results for the performance-based restricted stock unit awards, and determined that maximum performance had been attained for the performance period. Therefore, the maximum performance-based restricted stock units were earned and will vest according to the schedule disclosed above.

(3)	Restricted stock unit awards in 2010 are granted under the Lexmark International, Inc. Stock Incentive Plan. The restricted stock units granted February 23, 2010, vest and settle in three approximately equal installments (34%, 33%, 33%, respectively) on February 24, 2012, February 24, 2013 and February 24, 2014. The restricted stock units granted to Mr. Rooke on October 26, 2010, vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on the second through fourth anniversaries of the grant date.

(4)	Non-qualified stock options granted to Mr. Rooke on October 26, 2010 are granted under the Lexmark International, Inc. Stock Incentive Plan. The stock options shall become vested and exercisable in four equal installments (25% per year) on each of the first through the fourth anniversaries of the grant date. They have a ten year term. Each option permits the optionee to (i) pay for the exercise price with previously owned shares of Common Stock and (ii) satisfy tax-withholding obligations with shares acquired upon exercise. The exercise price is the closing stock price of a share of Common Stock on the grant date.

(5)	Unless otherwise noted, the value for restricted stock units was determined by multiplying the number of units granted by the closing price of a share of Common Stock on the grant date. The grant date fair value for performance-based restricted stock units was determined by using the target performance units, which was determined to be the probable outcome of the performance condition as of the grant date.

The grant date fair value for the stock options granted to Mr. Rooke during 2010 was established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date fair value of the stock option grant made to Mr. Rooke during 2010 were in accordance with the provisions of the FASB guidance on share-based payments and related interpretations, as follows:

a.	Expected Volatility — The standard deviation of the weekly closing stock price over a 5.1 year period immediately preceding the grant date. The volatility used in the calculation was 41%.

b.	Risk-Free Interest Rate — The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate used in the calculation was 1.31%.

c.	Dividend Yield — The expected dividend yield was 0% based on the historical dividend yield.

d.	Expected Life — The expected life of grants was 5.1 years.

Employment Agreements

The Company entered into new employment agreements effective October 26, 2010 with Dr. Curlander and Mr. Rooke and effective November 1, 2010 with each of the other Named Executive Officers. The new form of employment agreement was prepared to replace the Named Executive Officer’s prior employment agreements which were scheduled to expire on October 31, 2010. The new standard form of employment agreement provides for a fixed term of employment through October 31, 2012 (April 30, 2011 for Dr. Curlander). Thereafter, each Named Executive Officer’s employment shall continue at will. A description of the material terms and the payments provided for under the employment agreements for each of the Named Executive Officers is detailed in the section entitled “Termination and Change in Control Payments.”

Indemnification Agreements

The Company has entered into indemnification agreements with each of the Named Executive Officers, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as directors and/or officers of the Company and its subsidiaries. The indemnification protection commences on the date of the agreement and continues through the later of ten years after the Named Executive Officer’s termination of employment or the final termination of any Proceeding, as defined in the agreement, then pending in which the Named Executive Officer is granted rights of indemnification or advancement of expenses or any Proceeding commenced by the Named Executive Officer seeking indemnification or payment of expenses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
													Equity
													Incentive
												Equity	Plan
												Incentive	Awards:
												Plan	Market or
												Awards:	Payout
					Equity							Number of	Value of
					Incentive						Market	Unearned	Unearned
					Plan						Value of	Shares,	Shares,
					Awards:						Shares or	Units or	Units or
			Number of	Number of	Number of					Number of	Units of	Other	Other
			Securities	Securities	Securities					Shares or	Stock	Rights	Rights
			Underlying	Underlying	Underlying					Units of	That	That	That
			Unexercised	Unexercised	Unexercised	Option				Stock That	Have Not	Have Not	Have Not
			Options	Options	Unearned	Exercise	Option			Have Not	Vested	Not	Not
			(#)	(#)	Options	Price	Expiration			Vested	(1)	Vested	Vested
Name			Exercisable	Unexercisable	(#)	($)	Date			(#)	($)	(#)	($)
(a)	Grant Date		(b)	(c)	(d)	(e)	(f)	Grant Date		(g)	(h)	(i)	(j)

P.A. Rooke	02/21/2001	(2)	18,800	—		$50.08	02/21/2011	02/22/2006	(3)	6,000	$208,920
	02/20/2002		39,700	—		50.48	02/20/2012	12/17/2007	(4)	9,405	327,482
	10/31/2002		12,000	—		59.42	10/31/2012	02/20/2009	(4)	27,450	955,809
	02/11/2003		37,600	—		58.42	02/11/2013	02/23/2010	(5)	44,325	1,543,397
	02/25/2004		47,000	—		81.04	02/25/2014	02/23/2010	(6)	19,700	685,954
	05/24/2004	(7)	678	—		92.76	02/11/2013	10/26/2010	(4)	22,000	766,040
	10/27/2004	(7)(2)	7,512	—		80.01	02/21/2011
	10/27/2004	(7)	2,228	—		80.01	10/31/2012
	10/27/2004	(7)	6,079	—		80.01	02/11/2013
	02/01/2005	(7)(2)	9,734	—		83.35	02/21/2011
	02/01/2005	(7)	4,422	—		83.35	02/20/2012
	02/09/2005		47,000	—		84.80	02/09/2015
	02/22/2006		60,000	—		48.05	02/22/2016
	02/21/2007		45,000	—		63.11	02/21/2017
	07/26/2007		25,000	—		42.21	07/26/2017
	02/20/2008	(8)	30,820	15,180		33.26	02/20/2018
	05/15/2009	(9)	—	172,000		17.12	05/15/2019
	10/26/2010	(10)	—	60,000		37.71	10/26/2020
P.J. Curlander	02/21/2001	(2)	150,000	—		50.08	02/21/2011	02/23/2010	(11)	195,000	6,789,900
	02/20/2002		150,000	—		50.48	02/20/2012
	02/11/2003		150,000	—		58.42	02/11/2013
	02/25/2004		150,000	—		81.04	02/25/2014
	02/09/2005		150,000	—		84.80	02/09/2015
	02/22/2006		225,000	—		48.05	02/22/2016
	02/21/2007		175,000	—		63.11	02/21/2017
	02/20/2008	(8)	117,250	57,750		33.26	02/20/2018
J.W. Gamble, Jr.	10/26/2005		50,000	—		40.94	10/26/2015	12/17/2007	(4)	9,405	327,482
	02/22/2006		60,000	—		48.05	02/22/2016	02/20/2009	(4)	21,350	743,407
	02/21/2007		45,000	—		63.11	02/21/2017	02/23/2010	(5)	36,000	1,253,520
	02/20/2008	(8)	30,820	15,180		33.26	02/20/2018	02/23/2010	(6)	16,000	557,120
	05/15/2009	(9)	—	129,000		17.12	05/15/2019
M.S. Canning	02/20/2002		3,000	—		50.48	02/20/2012	12/17/2007	(4)	9,405	327,482
	02/11/2003		12,000	—		58.42	02/11/2013	02/20/2009	(4)	21,350	743,407
	01/27/2004	(7)(2)	3,556	—		84.50	02/21/2011	02/23/2010	(5)	36,000	1,253,520
	01/27/2004	(7)	1,793	—		84.50	02/20/2012	02/23/2010	(6)	16,000	557,120
	02/25/2004	(7)(2)	1,858	—		80.88	02/21/2011
	02/25/2004	(7)	1,873	—		80.88	02/20/2012
	02/25/2004	(7)	2,167	—		80.88	02/11/2013
	02/25/2004		18,000	—		81.04	02/25/2014
	02/09/2005		18,000	—		84.80	02/09/2015
	11/10/2006	(7)(2)	4,572	—		65.73	02/21/2011
	11/10/2006	(7)	4,608	—		65.73	02/20/2012
	07/26/2007		25,000	—		42.21	07/26/2017
	02/20/2008	(8)	30,820	15,180		33.26	02/20/2018
	05/15/2009	(9)	—	172,000		17.12	05/15/2019
R.M. Foresti	05/05/2003		10,000	—		75.98	05/05/2013	12/17/2007	(4)	4,703	163,758
	02/25/2004		15,000	—		81.04	02/25/2014	02/20/2009	(4)	12,200	424,804
	02/09/2005		15,000	—		84.80	02/09/2015	02/23/2010	(5)	21,150	736,443
	02/20/2008	(8)	16,750	8,250		33.26	02/20/2018	02/23/2010	(6)	9,400	327,308
	05/15/2009	(9)	—	86,000		17.12	05/15/2019
J.L. Isbell	02/21/2001	(2)	5,200	—		50.08	02/21/2011	02/20/2009	(4)	9,900	344,718
	02/20/2002		9,000	—		50.48	02/20/2012	02/23/2010	(5)	21,150	736,443
	02/11/2003		20,000	—		58.42	02/11/2013	02/23/2010	(6)	9,400	327,308
	04/30/2003	(7)(2)	3,092	—		72.90	02/21/2011
	01/26/2004	(7)(2)	445	—		78.84	02/21/2011
	01/26/2004	(7)	1,921	—		78.84	02/20/2012
	02/25/2004		25,000	—		81.04	02/25/2014
	08/18/2004	(7)(2)	1,504	—		86.58	02/21/2011
	08/18/2004	(7)	1,750	—		86.58	02/20/2012
	08/18/2004	(7)	3,374	—		86.58	02/11/2013
	02/09/2005		25,000	—		84.80	02/09/2015
	02/22/2006		32,000	—		48.05	02/22/2016
	02/21/2007		24,000	—		63.11	02/21/2017
	02/20/2008	(8)	24,790	12,210		33.26	02/20/2018

(1)	Based on the closing price of the Common Stock on December 31, 2010 ($34.82).

(2)	The stock options expired unexercised on February 21, 2011.

(3)	Award consists of restricted stock units scheduled to vest and settle in five equal annual installments (20% per year) on the second through the sixth anniversaries of the grant date.

(4)	Award consists of restricted stock units scheduled to vest and settle in three approximately equal annual installments (34%, 33%, and 33% per year) on the second through the fourth anniversaries of the grant date.

(5)	Award consists of earned performance-based restricted stock units which are scheduled to vest and settle in three approximately equal installments (34%, 33%, and 33% per year) on February 24, 2011, February 24, 2013 and February 24, 2014, respectively.

(6)	Award consists of restricted stock units scheduled to vest and settle in three approximately equal annual installments (34%, 33%, and 33% per year) on February 24, 2012, February 24, 2013 and February 24, 2014, respectively.

(7)	Award consists of reload stock options which are 100% vested on the grant date and become exercisable six months after the grant date.

(8)	The stock options vest and become exercisable in three approximately equal annual installments (34%, 33%, and 33% per year) on the first through the third anniversaries of the grant date.

(9)	Award consists of stock options with performance-based vesting. The stock options will become vested and exercisable only if the performance condition is achieved as of May 15, 2016, otherwise, the stock options shall be forfeited on such date. The stock options become vested and exercisable in three approximately equal installments (34%, 33%, and 33% per year) on the later of the achievement of a specified free cash flow amount or a vesting date applicable to each installment. The vesting dates are on the second, fourth and six anniversaries of the grant date. At its meeting on February 17, 2010, the Compensation and Pension Committee reviewed and certified the business results for the performance condition for the stock options, and determined that the performance condition had been attained. Therefore, the stock options will become vested on the second, fourth and six anniversaries of the grant date, subject to continued employment on such dates.

(10)	The stock options vest and become exercisable in four equal annual installments (25% per year) on the first through the fourth anniversaries of the grant date.

(11)	Award consists of earned performance-based restricted stock units, which will vest and settle as follows: 34% on February 24, 2011 and 66% on April 29, 2011, upon Dr. Curlander’s retirement.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

P.A. Rooke	0	$0	16,365 (1)	$566,855
P.J. Curlander	0	0	16,500 (2)	563,805
J.W. Gamble, Jr.	0	0	9,405 (3)	333,031
M.S. Canning	0	0	12,655 (4)	446,154
R.M. Foresti	0	0	6,952 (5)	243,380
J.L. Isbell	0	0	0	0

(1)	Consists of restricted stock units that vested in 2010 as follows: 3,000 restricted stock units on February 22, 2010, which was the third tranche of the 15,000 restricted stock units granted on February 22, 2006; 3,960 restricted stock units on February 25, 2010, which was the third and final tranche of the 12,000 restricted stock units granted on February 25, 2004; and 9,405 restricted stock units on December 17, 2010, which was the second tranche of the 28,500 restricted stock units granted on December 17, 2007.

(2)	Consists of performance-based restricted stock units that vested on February 22, 2010, which was the third and final tranche of the 50,000 performance-based restricted stock units granted on February 22, 2006.

(3)	Consists of restricted stock units that vested on December 17, 2010, which was the second tranche of the 28,500 restricted stock units granted on December 17, 2007.

(4)	Consists of restricted stock units that vested in 2010 as follows: 2,250 restricted stock units on February 21, 2010, which was the second and final tranche of the 4,500 restricted stock units granted on February 21, 2007; 1,000 restricted stock units on December 1, 2010, which was the fourth and final tranche of the 4,000 restricted stock units granted on December 1, 2006; and 9,405 restricted stock units on December 17, 2010, which was the second tranche of the 28,500 restricted stock units granted on December 17, 2007.

(5)	Consists of restricted stock units that vested in 2010 as follows: 2,250 restricted stock units on February 21, 2010, which was the second and final tranche of the 4,500 restricted stock units granted on February 21, 2007; and 4,702 restricted stock units on December 17, 2010, which was the second tranche of the 14,250 restricted stock units granted on December 17, 2007.

PENSION BENEFITS

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit ($)	Payments During
Name	Plan Name (1)	(#) (2)	(3)	Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

P.A. Rooke	Tax-qualified plan	25.9	$660,240	$0
	Non-qualified plan	25.9	140,337	0
P.J. Curlander	Tax-qualified plan	31.8	879,353	0
	Non-qualified plan	31.8	3,619,474	0
J.W. Gamble, Jr.	Tax-qualified plan	0.7	18,252	0
	Non-qualified plan	0.7	0	0
M.S. Canning	Tax-qualified plan	7.2	117,027	0
	Non-qualified plan	7.2	84,163	0
R.M. Foresti	Tax-qualified plan	2.9	56,323	0
	Non-qualified plan	2.9	0	0
J.L. Isbell	Tax-qualified plan	22.8	469,015	0
	Non-qualified plan	22.8	9,229	0

(1)	The tax-qualified plan refers to the Lexmark Retirement Growth Account Plan (RGA). The non-qualified plan refers to the Lexmark Nonqualified Supplemental Retirement Plan (SERP).

(2)	Reflects credited service frozen as of April 3, 2006 for benefit accrual purposes for RGA and SERP Plans. Actual years of service through December 31, 2010 are 30.6 for Mr. Rooke, 36.5 for Dr. Curlander, 5.3 for Mr. Gamble, 11.9 for Mr. Canning, 7.7 for Mr. Foresti, and 27.5 for Ms. Isbell.

(3)	The values are based on benefits accrued as of December 31, 2010. Key assumptions used in valuing the benefits are as follows:

•	Discount rates were 5.25% for the RGA and 5.00% for the SERP.

•	Post-retirement mortality rates were based on the mortality tables used for Pension Protection Act target liability purposes for 2011, as prescribed by the IRS. No pre-retirement mortality rates were assumed.

•	The interest crediting rate on a participant’s cash balance account was assumed to be 5.0% in 2011 and later years.

•	Retirement is assumed to occur at the age the participant is first eligible for unreduced benefits.

•	Benefits were assumed to be paid as a lump sum to participants eligible only for cash balance benefits. Other participants are assumed to elect the payment form (lump sum or annuity) which produces the higher value.

Lexmark Retirement Growth Account Plan

The Lexmark Retirement Plan was amended and restated as the Lexmark Retirement Growth Account Plan effective January 1, 1998. The plan is a defined benefit pension plan that provides all vested eligible employees with retirement income. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. The cash balance benefit is based on the opening account balance and annual contribution credits of 6% of eligible earnings for up to 35 years of service. Cash balance benefits also include an interest component that is based on the 1-year Constant Treasury Maturity rates plus 1%, subject to a minimum of 4%. Eligible earnings include salary, commission payments and recurring payments under any form of variable compensation plan, short-term incentive pay and exclude compensation deferred under any other nonqualified deferred compensation plan, special awards, long-term incentive compensation, and gains on stock option exercises. Includable earnings are limited by the amount under Internal Revenue Code Section 401(a)(17).

Effective April 3, 2006, annual contribution credits were discontinued and the Retirement Growth Account Plan was frozen. Interest will continue to accrue on individual Retirement Growth Account balances until the participant begins receiving a benefit under the plan. Upon leaving the Company after the participant has become vested, the participant may elect an annuity funded by the Retirement Growth Account balance or a lump sum of the Retirement Growth Account balance. Vesting occurs after 3 years of continuous service. The full annuity benefit is payable in the form of a life annuity. Alternative annuity payment forms, such as joint and survivor annuities and Social Security leveling options, are available on an actuarially equivalent basis. Lump sum amounts are equal to the better of the value of the cash balance account under the Retirement Growth Account Plan or the present value of annuity benefits accrued as of December 31, 1999 under the Lexmark Retirement Plan, with such present value determined using a discount rate based on 30-year Treasury rates, an IRS-prescribed mortality table and an assumed retirement age of 65.

The Lexmark Retirement Plan was designed to provide a monthly retirement income based on service and earnings. Benefits under this plan were frozen on December 31, 1999. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula based upon an employee’s credited service and earnings (frozen on December 31, 1999), and a Personal Retirement Provision, which provided annual allocations based upon an employee’s earnings and guaranteed interest credits. Upon retirement, benefits for employees hired before January 1, 1993 are calculated under the prior plan provisions and under the provisions effective January 1, 1998. Participants receive benefits equal to the greater of the two calculations. The prior plan formula generally provided an annuity benefit equal to 1.35% of 5-year average earnings through 1996 times service through 1996 plus 1.35% of pay earned in years 1997 through 1999. In addition, the prior plan provided a cash balance benefit based on contribution credits of 5% of pay in 1991 up to $7,500, 1% of pay in 1992, 2% of pay in 1993 and 3% of pay in 1994 through 1999 plus interest credits based on 1-year Treasury Bill rates plus 1.5%, subject to a minimum of 4%. Participants hired between January 1, 1993 and January 1, 1998 only received the cash balance benefit under the prior plan.

Normal retirement age is the later of age 65 or the completion of 3 years of continuous service, as defined in the plan. Under the prior plan provisions applicable to employees hired before January 1, 1993, early retirement eligibility occurs at the earliest of 30 years of continuous service, age 55 with 15 years of continuous service or age 62 with 5 years of continuous service. There is no early retirement reduction after 30 years of continuous service or attainment of age 60. Prior to 30 years of continuous service or attainment of age 60, the early retirement reduction is 2% per year of early commencement. The only Named Executive Officers who are currently eligible for early retirement benefits under the prior plan provision are Dr. Curlander and Mr. Rooke.

Lexmark Nonqualified Supplemental Retirement Plan

The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which would have been paid under the Lexmark Retirement Growth Account Plan if not for the eligible compensation limits as defined in Internal Revenue Code Section 401(a)(17). These benefits are paid out of the general funds of the Company. Annual contribution credits were discontinued as of April 3, 2006 when the Retirement Growth Account Plan was frozen.

To comply with the requirements of Internal Revenue Code Section 409A and the final regulations issued thereunder, the Company amended and restated the Nonqualified Supplemental Retirement Plan, effective January 1, 2009. In accordance with Internal Revenue Code Section 409A, the Company grandfathered any benefits that were accrued and vested as of December 31, 2004. The distribution of grandfathered benefits shall be made at the same time and in the same form of benefit as the participant’s benefit under the Retirement Growth Account Plan. For administrative purposes, the Company determined that the non-grandfathered benefits (benefits which were accrued but not vested as of January 1, 2005, and benefits that were accrued between January 1, 2005 and the date benefits under the Nonqualified Supplemental Retirement Plan were frozen on April 3, 2006) would be distributed in a single lump sum payment in January 2009 for any Participant who did not have a Core Retirement Benefit under the Lexmark Retirement Plan. Messrs. Canning and Foresti were the only Named Executive Officers to receive distributions in 2009 pursuant to the amendment and restatement of the Plan. Messrs. Canning and Foresti received distributions in the amount of $22,069 and $30,113, respectively. Any other non-grandfathered benefits will be distributed in a lump sum distribution on the first day of the seventh month after a participant’s separation from service.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings in Last	Withdrawals/	at Last
	in Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

P.A. Rooke	$188,106	$37,621	$41,899	$0	$1,033,279
P.J. Curlander	79,092	79,092	30,035	0	724,554
J.W. Gamble, Jr.	25,454	25,454	9,813	0	243,233
M.S. Canning	24,690	24,690	8,014	0	202,610
R.M. Foresti	15,565	15,565	5,277	0	134,820
J.L. Isbell	10,823	10,823	4,387	0	111,462

Deferred Stock Units

The Company permits eligible employees, including each of the Named Executive Officers, to elect to defer up to 100% of their annual incentive compensation under the Lexmark International, Inc. Stock Incentive Plan, and receive an award of deferred stock units. The number of elective deferred stock units credited to a participant’s account shall be determined by dividing the amount of incentive compensation deferred by the participant by the fair market value of one share of Common Stock on the grant date, rounded to the nearest whole share. A participant who makes a deferred stock unit election shall also receive a supplemental award of deferred stock units upon deferral with a value equal to 20% of the incentive compensation deferred. The elective deferred stock units are fully vested at all times. The supplemental deferred stock units awarded to a participant shall become vested on the fifth anniversary of the grant date, subject to the participant’s continued employment. The supplemental deferred stock units shall also become vested upon termination of employment due to the participant’s death or disability. Both the elective and vested supplemental deferred stock units shall settle (i.e., one share of Common Stock shall be issued) on the earlier of the fifth anniversary of the grant date or the date of the participant’s termination of employment due to death, disability, or retirement (or six months and one day after termination of employment due to retirement, if the participant is a “specified employee” within the meaning of Internal Revenue Code Section 409A). Pursuant to his deferral election, Mr. Foresti elected to defer 100% of his 2010 incentive compensation in excess of $100,000 to receive an award of elective deferred stock units. Mr. Foresti will also receive a supplemental award of deferred stock units with a value equal to 20% of his elective deferred stock units. No other Named Executive Officer made a deferred stock unit election with respect to their 2010 incentive compensation. As of December 31, 2010, none of the Named Executive Officers had any deferred stock units outstanding.

Lexmark Supplemental Savings and Deferred Compensation Plan

The Company maintains the Lexmark Supplemental Savings and Deferred Compensation Plan, a non-qualified deferred compensation plan, which permits eligible employees to voluntarily defer up to 100% of their eligible compensation, including base salary, commission payments and annual incentive compensation, in excess of the Internal Revenue Code Section 401(a)(17) limit ($245,000 in 2010). Each of the Named Executive Officers participates in the plan. Participants who elect to defer their eligible compensation receive a Company matching contribution equal to 100% of such deferrals up to 6% of their eligible compensation in excess of the Internal Revenue Code Section 401(a)(17) limit.

Amounts deferred by participants under the plan, and the related Company matching contributions, are fully vested. Any Company matching contributions made for any plan year commencing on or after January 1, 2009, shall be forfeited by a participant for violating the terms of any restrictive covenants set forth in the participant’s employment agreement or change in control agreement or, if the participant is not subject to an employment agreement or change in control agreement, for violating the Company’s Code of Business Conduct.

Each participant’s account maintained under the plan is credited with an annual rate of return that is calculated using the Merrill Lynch 7-10 year A-rated corporate bond index (“Merrill-Lynch Rate”), determined as of the last business day of the month of November of the prior year. However, the annual rate of return shall not exceed 120% of the long-term applicable federal rate (“AFR”) as determined under Internal Revenue Code Section 1274(d) or any other rate above which such earnings would be considered “above-market” or “preferential” pursuant to the rules and regulations of the Securities and Exchange Commission. Because the Merrill-Lynch Rate exceeded the 120% long-term AFR, the rate for crediting interest to participants’ accounts for 2010 was limited to the 120% long-term AFR (4.71%).

On their annual deferral agreement, participants may elect to receive a distribution of amounts deferred under the plan for the year, and related Company matching contributions, in either a lump sum or in annual installments. The distribution for a participant’s elective deferrals shall be made or, with respect to annual installments, commence on any date specified by the participant (subject to a three-year minimum deferral period) or on the first day of the seventh month following the participant’s separation from service, as elected by the participant on his or her annual deferral agreement. The distribution of a participant’s matching contribution shall be made or, with respect to annual installments, commence on the first day of the seventh month following the participant’s separation from service, or such later date as specified by the participant. In the event of an unforeseeable emergency, as defined in the plan, participants may request a hardship distribution up to an amount necessary to satisfy the emergency need and to pay applicable taxes on the distribution. Participants (or their beneficiaries, as applicable) shall receive a lump sum distribution of their account balance as soon as administratively practicable after the occurrence of their death or disability, or after the effective date of a change in control of the Company.

TERMINATION AND CHANGE IN CONTROL PAYMENTS

The Company has entered into certain arrangements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers in the event of a termination of employment or a change in control of the Company. The Compensation and Pension Committee considers the termination and change in control arrangements to be in the best interest of stockholders to ensure that the Company is able to attract outstanding talent to serve in key management positions and to ensure the retention and focus of key management in the event of a change in control of the Company. The table below reflects the estimated amount of compensation payable to each Named Executive Officer in the event of termination of employment under various scenarios. The amount of compensation payable assumes that termination was effective as of December 31, 2010 and includes amounts earned through such time.

	Potential Payments Upon Termination and Change in Control(1)
		Termination by		Termination upon a
		Employer Without		Change in Control
		Cause or		by Employer
		Termination by		Without Cause or
		Employee for	Change in	by Employee for
	Retirement	Good Reason	Control	Good Reason

P.A. Rooke
Cash Severance Payment	$1,018,491	$2,485,158	$0	$5,818,491
Long-Term Incentive Compensation	944,300	944,300	950,000	950,000
Equity-Based Incentive Compensation	3,068,081	3,068,081	6,685,525	7,041,217
Benefits and Perquisites	0	0	0	26,926
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$5,030,872	$6,497,539	$7,635,525	$13,836,634

P.J. Curlander
Cash Severance Payment	$2,369,280	$3,369,280	$0	$8,969,280
Long-Term Incentive Compensation	1,689,800	1,689,800	1,700,000	1,700,000
Equity-Based Incentive Compensation	90,090	90,090	4,616,690	4,616,690
Benefits and Perquisites	0	0	0	27,106
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$4,149,170	$5,149,170	$6,316,690	$15,313,076

J.W. Gamble, Jr.
Cash Severance Payment	$0	$1,566,246	$0	$3,257,496
Long-Term Incentive Compensation	0	695,800	700,000	700,000
Equity-Based Incentive Compensation	0	0	4,770,670	4,770,670
Benefits and Perquisites	0	0	0	35,430
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$0	$2,262,046	$5,470,670	$8,763,596

M.S. Canning
Cash Severance Payment	$0	$1,541,250	$0	$3,155,625
Long-Term Incentive Compensation	0	596,400	600,000	600,000
Equity-Based Incentive Compensation	0	0	4,937,174	5,531,770
Benefits and Perquisites	0	0	0	35,230
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$0	$2,137,650	$5,537,174	$9,322,625

	Potential Payments Upon Termination and Change in Control(1)
		Termination by		Termination upon a
		Employer Without		Change in Control
		Cause or		by Employer
		Termination by		Without Cause or
		Employee for	Change in	by Employee for
	Retirement	Good Reason	Control	Good Reason

R.M. Foresti
Cash Severance Payment	$0	$1,063,503	$0	$1,584,170
Long-Term Incentive Compensation	0	347,900	350,000	350,000
Equity-Based Incentive Compensation	0	0	2,769,327	2,941,885
Benefits and Perquisites	0	0	0	9,864
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$0	$1,411,403	$3,119,327	$4,885,919

J.L. Isbell
Cash Severance Payment	$0	$1,033,205	$0	$1,524,538
Long-Term Incentive Compensation	0	337,960	340,000	340,000
Equity-Based Incentive Compensation	0	0	1,182,036	1,182,036
Benefits and Perquisites	0	0	0	15,152
Excise Tax Gross Up(2)	0	0	0	0

TOTAL	$0	$1,371,165	$1,522,036	$3,061,726

(1)	Amounts reflected in the table assume payments were triggered on December 31, 2010 and are based on the closing stock price of the Common Stock on that day ($34.82).

(2)	In the interest of complying with best pay practices, the Company and each of the Named Executive Officers agreed to a new form of Change in Control Agreement in 2010 to eliminate the excise tax “gross up” provisions set forth in their predecessor agreements.

Accrued Payments and Retirement Benefits

Potential payments in the table above do not include payments and benefits payable to each Named Executive Officer upon termination or a change in control that are provided on a non-discriminatory basis to employees, including the following:

•	Accrued salary and vacation pay,

•	Regular pension benefits (see the section entitled “Pension Benefits” for details on these plans), and

•	Distributions of balances under the Lexmark Savings Plan, a tax-qualified 401(k) plan,

•	Distributions of balances under the Lexmark Supplemental Savings and Deferred Compensation Plan (see the section entitled “Nonqualified Deferred Compensation” for details on this plan).

Retirement

In the event of termination due to retirement, the executive will be entitled to a pro rata portion of annual incentive compensation for the year of termination. The amount of the annual incentive compensation payment shall be based on the actual attainment of the performance objectives for the performance period and the executive’s earnings through the date of retirement. In the event of retirement during the performance period under the 2008-2010 Long-Term Incentive Plan, an executive will be entitled to a pro rata portion of the cash-based long-term incentive compensation for the 2008-2010 Long-Term Incentive Plan. Payments for the 2008-2010 Long-Term Incentive Plan will be based on the actual attainment of the performance objectives as of the end of the fiscal year in which retirement occurs. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the

Compensation Discussion and Analysis for details of the 2008-2010 Long-Term Incentive Plan. With respect to any earned performance-based restricted stock units, the units will become vested and settle six months and one day after retirement. No Named Executive Officer had met the age and/or service requirements for retirement vesting of the performance-based restricted stock units as of December 31, 2010. In addition, certain executives, including each Named Executive Officer, received stock option grants containing a preferential vesting provision that provides for stock options to continue to vest for 24 months following retirement if at the time of retirement the executive has 30 years of continuous service, is 58 years of age or older and has ten years of continuous service, or is 65 years of age or older, and the executive agrees to the cancellation of any option grant awarded within 12 months prior to the executive’s retirement date. Dr. Curlander and Mr. Rooke were the only Named Executive Officers to have met the age and/or service requirements for preferential vesting as of December 31, 2010.

The amount payable to each executive at retirement in the table above reflects the actual annual incentive compensation payment for the 2010 performance period and the actual payment for the 2008-2010 performance period under the 2008-2010 Long-Term Incentive Plan. The amount in the table above for equity-based long-term incentive compensation reflects the in-the-money portion of stock options, calculated using the closing price of the Common Stock on December 31, 2010 ($34.82), that would vest during the preferential vesting period without regard to the cancellation of any stock option awarded within 12 months prior to the executive’s retirement date. All unvested restricted stock units granted prior to 2009 will be forfeited upon retirement. Restricted stock units granted in 2009 or later years will become vested and settle six months and one day after retirement. No Named Executive Officer had met the age and/or service requirements for retirement vesting of the restricted stock units as of December 31, 2010.

Termination by Employer Without Cause or Termination by Employee for Good Reason

The Company entered into new employment agreements effective October 26, 2010 with Dr. Curlander and Mr. Rooke and effective November 1, 2010 with each of the other Named Executive Officers. The new form of employment agreement was prepared to replace the Named Executive Officer’s prior employment agreements which were scheduled to expire on October 31, 2010. The new standard form of employment agreement provides for a fixed term of employment through October 31, 2012 (April 30, 2011 for Dr. Curlander). Thereafter, each Named Executive Officer’s employment shall continue at will. The terms and conditions of the new form of employment agreement, including potential payments upon termination, are substantially similar to the prior form of employment agreement. The employment agreement determines the potential payments due to each Named Executive Officer in the event of an involuntary termination by the Company Without Cause and a termination by the Named Executive Officer for Good Reason, as such terms are defined in the employment agreement. If a Named Executive Officer is terminated by the Company Without Cause or terminates for Good Reason, the terms of the employment agreement provide that the executive will continue to receive payments of base salary for a period equal to the greater of one year or the remaining term of the employment agreement. The Named Executive Officer may also be entitled to payment of a pro rata portion of the annual incentive compensation for the year of termination, calculated based on the actual achievement of the performance objectives, as certified by the Compensation and Pension Committee. The obligation of the Company to make any payments to the Named Executive Officer is conditioned upon the receipt of an approved general release and covenant not to sue.

Change in Control

Each of the Named Executive Officers has entered into a Change in Control Agreement with the Company, effective as of October 26, 2010 for Dr. Curlander and Mr. Rooke and effective as of November 1, 2010 for each of the other Named Executive Officers. In the interest of complying with best pay practices, the Company and each of the Named Executive Officers agreed to a new form of Change in Control Agreement in 2010 to eliminate the excise tax “gross up” provisions set forth in their predecessor agreements. With the exception of eliminating the gross up provisions, the terms and conditions of the new form of Change in Control Agreement, including potential payments under such agreements, are substantially similar to the prior form of Change in Control Agreement. The Change in Control Agreement determines the potential payments due to each Named Executive Officer if, within 12 months prior to a Change in Control, the executive’s employment is terminated by the Company in connection with or in anticipation of the Change in Control, or within 24 months after a Change in Control (the “CIC Protection

Period”), the executive’s employment is terminated by the Company or the executive under certain circumstances. The Lexmark International, Inc. Stock Incentive Plan determines the potential payments due to each Named Executive Officer upon a Change in Control with respect to Incentive Awards made under such plan.

Generally, a Change in Control is deemed to occur under both the Change in Control Agreement and the Lexmark International, Inc. Stock Incentive Plan in any of the following events:

(1)	A majority of members of the Board at any time cease for any reason other than due to death or disability to be persons who were members of the Board twenty-four months prior to such time;

(2)	Any “person,” including a “group” is or becomes the “beneficial owner,” directly or indirectly, including without limitation, by means of a tender or exchange offer, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(3)	The stockholders of the Company shall approve a definitive agreement (i) that results in the merger or other business combination of the Company with or into another corporation immediately following which merger or combination (A) the stock of the surviving entity is not readily tradable on an established securities market, (B) a majority of the directors of the surviving entity are persons who (x) were not directors of the Company immediately prior to the merger and (y) are not nominees or representatives of the Company or (C) any “person,” including a “group” is or becomes the “beneficial owner,” directly or indirectly, of 30% or more of the securities of the surviving entity or (ii) for the direct or indirect sale or other disposition of all or substantially all of the assets of the Company; or

(4)	Approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

A Change in Control will not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code, or if any executive, or any entity in which the executive is a partner, officer or more than 50% owner, initiates any transaction or series of transactions that would otherwise constitute a Change in Control and directly or indirectly owns more than 10% of the then outstanding shares of Common Stock resulting from such action, or of the combined voting power of then outstanding voting securities of the Company or such resulting corporation.

With respect to the payment upon a Change in Control of any Section 409A Incentive Award under the Lexmark International, Inc. Stock Incentive Plan, such amount shall become payable only if the event constituting a Change in Control would also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Internal Revenue Code Section 409A and the regulations issued thereunder.

Cash Severance Payments.  Under the terms of the Change in Control Agreement, the executive will be entitled to receive a lump sum payment, six months and one day following the executive’s involuntary termination by the Company for any reason other than Cause or termination by the executive for Good Reason during the CIC Protection Period, in an amount equal to the sum of the following: (a)(1) the executive’s accrued but unpaid annual base salary as of the date of termination, (2) the executive’s unpaid annual incentive compensation with respect to a completed fiscal year, and (3) a pro rata portion of the annual incentive compensation for the year of termination, calculated assuming the greater of (x) 100% of the Company’s financial objectives are achieved in such fiscal year or (y) the actual attainment of the Company’s financial objectives as of the date of termination are achieved in such fiscal year, in each case without regard to personal attainment, and (b) two times (three times in the case of Dr. Curlander and Messrs. Canning, Gamble and Rooke) the sum of the executive’s annual base salary and 100% of the executive’s annual incentive compensation target, calculated assuming the Company attained its financial targets and disregarding personal attainment goals. The amount reflected in the table is calculated in the same manner as a payment for involuntary termination.

Cash-Denominated Long-Term Incentive Compensation.  Under the terms of the Lexmark International, Inc. Stock Incentive Plan, the amount of the Performance Awards payable to the executive will be calculated using the greater of the target performance level or actual attainment of the performance objectives from the beginning of the performance period through the effective date of the Change in Control. The table above assumes that the Company achieved target attainment for the 2008-2010 performance period. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the Compensation Discussion and Analysis for details of the 2008-2010 Long-Term Incentive Plan.

Equity-Based Long-Term Incentive Compensation.  Under the terms of the Lexmark International, Inc. Stock Incentive Plan, any Stock Incentive Awards, vested and unvested, will be cancelled promptly and a payment in cash for the difference in the exercise price and the Change in Control price will be made to the executive. The Compensation and Pension Committee may, with the consent of the executive, substitute an Alternative Award, as defined in the plan, instead of making a cash payment.

Benefits and Perquisites.  Under the terms of the Change in Control Agreement, for a period of two years (three years in the case of Dr. Curlander, and Messrs. Canning, Gamble and Rooke) following the executive’s termination, the Company will be obligated to continue to provide at least the same level of benefits (including medical, dental, disability, and insurance plans and programs) that were provided during the executive’s employment, or if more favorable to the executive, as in effect thereafter.

To the extent that any payments and benefits to the executive under the Change in Control Agreement would trigger an excise tax to the executive, the agreement provides that such payments and benefits shall (i) be paid to the executive in full or (ii) reduced to an amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever amount results in the best net after-tax benefit to the executive.

Death or Disability

In the event of termination due to death or disability during the performance period, the executive will be entitled to a pro rata portion of the annual incentive compensation for the year of termination. The amount of the annual incentive compensation payment shall be based on the actual attainment of the performance objectives for the performance period. In the event of termination due to death or disability during the performance period under the 2008-2010 Long-Term Incentive Plan, the executive will also be entitled to a pro rata portion of the cash-based long-term incentive compensation plans for the 2008-2010 Long-Term Incentive Plan. Payments will be based on the actual attainment of the performance objectives as of the end of the fiscal year in which the death or disability occurs for the 2008-2010 Long-Term Incentive Plan. The amount payable to each Named Executive Officer at termination due to death or disability reflected in the table above assumes that the Company achieved target attainment for each performance period. See the section entitled “Cash-Denominated Long-Term Incentive Compensation” in the Compensation Discussion and Analysis for details of the 2008-2010 Long-Term Incentive Plan. The vested portion of any stock options outstanding at the time of an executive’s termination due to death or disability will be exercisable for 12 months following termination and the unvested portion will be forfeited. However, for stock options subject to preferential vesting, the vested portion of any stock options outstanding at the end of the preferential vesting period will be exercisable for 12 months following the preferential vesting period. With respect to any earned but unvested performance-based restricted stock units and any unvested restricted stock units granted in 2009 or later, the units will become vested and settle upon the Named Executive Officer’s termination due to death or disability. All unvested restricted stock units granted prior to 2009 will be forfeited upon the Named Executive Officer’s termination due to death or disability.

Material Terms Affecting Payments

The executive is subject to forfeiture of realized and unrealized gains on Stock Incentive Awards for violating certain provisions of the employment agreement, including:

(1)	Unauthorized disclosure of any confidential or proprietary non-public information obtained by the executive while employed by the Company;

(2)	Becoming employed by, serving as an agent for, or consulting with an entity that competes with the Company within the greater of (a) a period equal to the number of months providing the basis for calculating any severance payments, if such payments are required or (b) a 12 month period following termination; and

(3)	Within 36 months from termination, soliciting any person or entity who or which is employed by the Company or intentionally interfering with the Company’s relationship with any person or entity who or which has been a customer, client or supplier of the Company within the previous 36 months.

If the executive violates any of these restrictions then all stock incentive awards held by the executive terminate upon the date of the violation, all gains realized on the vesting of restricted stock, deferred stock units and stock option gains within 18 months preceding the earlier of the violation or the date of termination through the later of 18 months following the violation and such time of the discovery of the violation, shall be paid to the Company. Similar provisions are included in each executive’s Stock Incentive Award agreements, Long-Term Incentive Plan agreements, and Change in Control Agreement.

DIRECTOR COMPENSATION

The Company’s policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an “Eligible Director”). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

In 2010, each Eligible Director of the Company received an annual retainer of $50,000, a daily attendance fee of $2,500 for attendance at Board and any committee meetings held on the same day, a daily attendance fee of $2,000 ($2,500 for Finance and Audit Committee members) for attendance at any committee meetings which were not held on the same day as a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as the chair of a committee also received an annual retainer of $10,000 ($15,000 for the Finance and Audit Committee Chair). The Presiding Director received an annual retainer of $10,000. Cash payments are made to each Eligible Director on a quarterly basis, as calculated on the last day of each calendar quarter.

In addition, each Eligible Director has the opportunity to participate in the Company’s 2005 Nonemployee Director Stock Plan (the “Director Plan”). Upon election to the Board, each Eligible Director of the Company receives a one-time grant of restricted stock units as the initial equity award under the Director Plan. The number of restricted stock units granted as the initial equity award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors. The Director Compensation Policy currently provides that the number of restricted stock units to be granted pursuant to the initial equity award is determined by dividing $150,000 by the closing price of the Common Stock on the last day of the prior fiscal year, rounded up to the nearest whole unit. The restricted stock units granted pursuant to the initial equity award vest in whole on the sixth anniversary of the Eligible Director joining the Board and settle upon termination of the Eligible Director’s status as a Board member.

Under the Director Plan, each Eligible Director is also eligible to receive an annual equity award on the date of the Annual Meeting of Stockholders. The Director Compensation Policy currently provides that the annual equity award shall be granted in the form of restricted stock units. Under the Director Compensation Policy, the number of restricted stock units to be granted to each Eligible Director pursuant to the annual equity award shall be determined by dividing $100,000 by the closing price of the Common Stock on the date of grant, rounded up to the nearest whole unit. Restricted stock units granted pursuant to the annual equity award become fully vested on the date immediately prior to the next Annual Meeting of Stockholders, based on continued Board service, and 34% of the restricted stock units will settle on the second anniversary of the date of grant and 33% will settle on each of the third and fourth anniversaries of the date of grant, unless an Eligible Director elects to further defer settlement.

In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the “Annual Fees”) and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Common Stock on the date of grant of the deferred stock units, rounded up to the nearest whole unit. Deferred stock units are granted to each Eligible Director electing annually to defer retainer and/or attendance fees, with such deferred stock units being granted at the end of each calendar quarter when cash payments would otherwise be made and at the price of the Common Stock at such time.

The Board has implemented stock ownership guidelines encouraging Directors to own at least that number of shares of Common Stock having a value of five times the annual retainer payable to a nonemployee Board member. Each Eligible Director is encouraged to reach this guideline ownership level within two to four years of becoming a member of the Board.

The Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company. The Company also pays the premiums on the directors’ and officers’ liability insurance policies.

Directors are also eligible to participate in the Lexmark Employee Purchase Program, which provides certain discounts for the purchase of Lexmark printers and printer supplies, on the same basis as employees of the Company.

2010 DIRECTOR COMPENSATION

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or	Stock		Incentive Plan	Compensation	All Other
	Paid in Cash	Awards(1)	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

T. Beck	$74,750 (2)	$100,011	$0	$0	$0	$0	$174,761
J. L. Cohon	34,375	193,083	0	0	0	0	227,458
J. E. Coleman	35,125	193,083	0	0	0	0	228,208
W. R. Fields	80,250 (3)	100,011	0	0	0	0	180,261
R. E. Gomory	73,000	100,011	0	0	0	0	173,011
S. R. Hardis	94,250 (4)	100,011	0	0	0	0	194,261
J. F. Hardymon	27,635	0	0	0	0	0	27,635
R. Holland, Jr.	74,500 (2)	100,011	0	0	0	0	174,511
M. L. Mann	17,885	0	0	0	0	0	17,855
M. J. Maples	78,500	100,011	0	0	0	0	178,511
J. L. Montupet	89,750	100,011	0	0	0	0	189,761
K. P. Seifert	75,500	100,011	0	0	0	0	175,511

(1)	Reflects the grant date fair value dollar amount computed in accordance with the provisions of the FASB guidance on share-based payments and related interpretations for the 2,569 restricted stock units granted as the annual equity award to Ms Beck, Ms. Seifert and Messrs. Fields, Gomory, Hardis, Holland, Maples and Montupet on April 22, 2010 and for the 5,774 restricted stock units granted as the initial equity award to Dr. Cohon and Mr. Coleman on July 22, 2010 upon their election to the Board. Listed below are the outstanding equity awards for each director as of December 31, 2010:

Name	Restricted Stock Units	Stock Options

T. Beck	8,128	35,200
J. L. Cohon	5,774	0
J. E. Coleman	5,774	0
W. R. Fields	8,128	30,920
R. E. Gomory	8,128	35,200
S. R. Hardis	8,128	35,200
J. F. Hardymon	5,559	35,200
R. Holland, Jr.	8,128	35,200
M. L. Mann	5,559	35,200
M. J. Maples	8,128	35,200
J. L. Montupet	11,478	14,900
K. P. Seifert	11,478	14,900

(2)	This entire amount was deferred by the respective director into deferred stock units during 2010 pursuant to the 2005 Nonemployee Director Stock Plan, resulting in the following deferred stock units being held by each director at December 31, 2010 based on each director’s service during 2010: Ms. Beck, 2,060 units and Mr. Holland, 2,047 units.

(3)	Attendance fees only were deferred by Mr. Fields into deferred stock units during 2010 pursuant to the 2005 Nonemployee Director Stock Plan, resulting in 568 deferred stock units being held by him on December 31, 2010 based on his service during 2010.

(4)	Pursuant to Mr. Hardis’ irrevocable election, 100% of his retainer and attendance fees were used to purchase shares of the Company’s Common Stock on the open market.

SECURITY OWNERSHIP BY MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table furnishes certain information, to the best knowledge of the Company, as of December 31, 2010, as to the shares of Common Stock beneficially owned by each entity owning beneficially more than 5% of the outstanding shares of Common Stock.

	Amount and
	Nature
	of Beneficial	Percentage
Beneficial Owner	Ownership	of Class

BlackRock, Inc.(1)	7,261,727	9.24%
40 East 52nd Street New York, NY 10022
Artisan Partners Holdings LP(2)	6,463,887	8.20
875 East Wisconsin Ave. Suite 800 Milwaukee, WI 53202
The Vanguard Group, Inc.(3)	4,730,793	6.02
100 Vanguard Blvd. Malvern, PA 19355
LSV Asset Management(4)	4,075,238	5.19
155 N. Wacker Drive Suite 4600 Chicago, IL 60606

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2011. BlackRock, Inc., as parent holding company of investment advisory subsidiaries, BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Capital Management, Inc.; BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Investment Management (Australia) Limited; BlackRock (Luxembourg) S.A.; BlackRock Fund Managers Limited; Blackrock Asset Management Ireland Limited; BlackRock International Limited; and BlackRock Investment Management (UK) Limited, is the beneficial owner of 7,261,727 shares over which it has sole voting power and sole dispositive power.

(2)	Based on a Schedule 13G jointly filed with the Securities and Exchange Commission on February 11, 2011 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. (“Artisan Funds”). Of the shares reported, Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler and Ms. Ziegler each reported that they have shared dispositive power over 6,463,887 shares and shared voting power over 6,296,087 shares. Artisan Funds reported that it had shared voting and shared dispositive power over 4,307,987 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners and Artisan Funds.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011. The Vanguard Group, Inc. (“Vanguard”), an investment adviser, is the beneficial owner of 4,730,793 shares. Of such shares, Vanguard has sole dispositive power over 4,632,346 shares and shared dispositive power over 98,447 shares. Vanguard has sole voting power over 98,447 shares through a wholly-owned subsidiary, Vanguard Fiduciary Trust Company, as a result of its serving as an investment manager of collective trust accounts.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011. LSV Asset Management, an investment adviser, is the beneficial owner of 4,075,238 shares over which it has sole voting power and sole dispositive power.

The following table furnishes certain information, to the best knowledge of the Company, as of February 28, 2011, as to the shares of Common Stock beneficially owned by (i) each Director of the Company, (ii) each Named Executive Officer of the Company as set forth in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group. The address of each person listed below is the address of the Company.

	Amount and
	Nature
	of Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class

Teresa Beck	62,747	*
Jared L. Cohon	0	*
J. Edward Coleman	0	*
William R. Fields	53,409	*
Ralph E. Gomory	58,855	*
Stephen R. Hardis	118,701	*
Sandra L. Helton	0	*
Robert Holland, Jr.	60,638	*
Michael J. Maples	50,118	*
Jean-Paul L. Montupet	36,615	*
Kathi P. Seifert(2)	32,712	*
Paul A. Rooke(3)	457,655	*
Paul J. Curlander	1,590,869	2.01
John W. Gamble, Jr.	230,904	*
Martin S. Canning	180,995	*
Ronaldo M. Foresti	82,525	*
Jeri L. Isbell(4)	213,181	*
All directors and executive officers as a group (20 persons)	3,358,259	4.25

*	Less than 1% of class.

(1)	Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following February 28, 2011 by the following persons and groups in the following amounts: Teresa Beck, 35,200 shares; William R. Fields, 30,920 shares; Ralph E. Gomory, 35,200 shares; Stephen R. Hardis, 35,200 shares; Robert Holland, Jr., 35,200 shares; Michael J. Maples, 35,200 shares; Jean-Paul L. Montupet, 14,900 shares; Kathi P. Seifert, 14,900 shares; Paul A. Rooke 372,707 shares; Paul J. Curlander, 1,175,000 shares; John W. Gamble, Jr., 201,000 shares; Martin S. Canning, 132,441 shares; Ronaldo M. Foresti 65,000 shares; Jeri L. Isbell 179,045 shares; and all Directors and executive officers as a group (20 persons), 2,467,310 shares. Included in these shares are (i) deferred stock units granted to Directors as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan and the 2005 Nonemployee Director Plan and (ii) restricted stock units granted to Directors and executive officers which have become fully vested and for which settlement has been deferred or will become fully vested within 60 days following February 28, 2011. These shares also include shares allocated to executive officers through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each executive officer, and each executive officer has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan.

(2)	Ms. Seifert’s shares include 4,660 shares owned by an investment agency account established by Ms. Seifert for her own benefit.

(3)	Mr. Rooke’s shares include 66,837 shares owned by a revocable trust established by Mr. Rooke for his own benefit.

(4)	Ms. Isbell’s shares include 9,410 shares owned by a revocable trust established by Ms. Isbell for her own benefit and 672 shares owned by three individual trusts for the benefit of her children. Ms. Isbell disclaims beneficial ownership of the 672 shares held in the three individual trusts for the benefit of her children.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plans as of December 31, 2010.

			Number of Securities
	Number of Securities to be		Remaining Available
	Issued upon Exercise of	Weighted Average Exercise	for Future Issuance
	Outstanding Options,	Price of Outstanding	under Equity
Plan Category	Warrants and Rights	Options, Warrants and Rights(1)	Compensation Plans
	(Number of securities in millions)

Equity compensation plans approved by stockholders	9.7 (2)	$60.09	6.8 (3)
Equity compensation plans not approved by stockholders(4)	0.7	45.60	0.3

Total	10.4	$59.02	7.1

(1)	The numbers in this column represent the weighted average exercise price of stock options only.

(2)	As of December 31, 2010, of the approximately 9.7 million awards outstanding under the equity compensation plans approved by stockholders, there were approximately 7.7 million stock options (of which 7,400,000 are employee stock options and 307,000 are nonemployee director stock options), approximately 2.0 million restricted stock units (“RSUs”) and supplemental deferred stock units (“DSUs”) (of which 1,865,000 are employee RSUs and supplemental DSUs and 94,000 are nonemployee director RSUs), and 78,000 elective DSUs (of which 8,000 are employee elective DSUs and 70,000 are nonemployee director elective DSUs) that pertain to voluntary elections by certain members of management to defer all or a portion of their annual incentive compensation and by certain nonemployee directors to defer all or a portion of their annual retainer, chair retainer and/or meeting fees, that would have otherwise been paid in cash.

(3)	Of the 6.8 million shares available, 6.5 million relate to employee plans (of which 4.3 million may be granted as full-value awards) and 0.3 million relate to the nonemployee director plan.

(4)	As of December 31, 2010, Lexmark had only one equity compensation plan which had not been approved by its stockholders, the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (the “Broad-Based Plan”). The Broad-Based Plan, which was established on December 19, 2000, provides for the issuance of up to 1.6 million shares of the Common Stock pursuant to stock incentive awards (including stock options, stock appreciation rights, performance awards, RSUs and DSUs) granted to the Company’s employees, other than its directors and executive officers. The Broad-Based Plan expressly provides that the Company’s directors and executive officers are not eligible to participate in the Plan. The Broad-Based Plan limits the number of shares subject to full-value awards (e.g., RSUs and performance awards) to 50,000 shares. On February 24, 2011, the Company’s Board of Directors terminated the Broad-Based Plan and cancelled the remaining available shares that had been authorized for issuance under the Plan. As of such date, approximately 192,000 shares remained outstanding pursuant to awards made under the Broad-Based Plan (of which approximately 148,000 are in the form of stock options and 44,000 are in the form of RSUs).

REPORT OF THE FINANCE AND AUDIT COMMITTEE

Through April 21, 2010, the Finance and Audit Committee (the “Committee”) was comprised of three nonemployee directors, Messrs. Hardis, Maples and Montupet. On April 22, 2010, Mr. Holland was appointed to the Committee to replace Mr. Montupet, who was appointed to the Corporate Governance and Public Policy Committee. On July 22, 2010, Mr. Coleman was appointed to the Finance and Audit Committee to replace Mr. Holland, to reduce his committee membership to one committee, the Corporate Governance and Public Policy Committee.

The Committee operates pursuant to a written charter which can be found on the Company’s Investor Relations website at http://investor.lexmark.com. After reviewing the qualifications of the Committee members, and any relationships that they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (i) all Committee members are “independent” as that term is defined by Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange, (ii) all Committee members are “financially literate” as that term is defined by the listing standards of the New York Stock Exchange and (iii) each of Messrs. Coleman, Hardis, and Maples is an “audit committee financial expert” as that term is defined by the applicable rules established by the Securities and Exchange Commission.

Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm (the “Independent Auditors”), is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States of America and performing an audit and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. In this context, during 2010 the Committee met ten times and held separate discussions with management, the Company’s internal auditors and the Independent Auditors. The Committee discussed with the Company’s internal auditors and the Independent Auditors the overall scope and plans for their respective audits. The Committee met regularly with the internal auditors and the Independent Auditors, with and without management present, to discuss the results of their respective examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed with the Independent Auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received and reviewed a report prepared by the Independent Auditors describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review of the firm. The Committee received and reviewed the written disclosures and the letter from the Independent Auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditors’ communications with the Committee concerning independence, and has discussed with the Independent Auditors the Independent Auditors’ independence. The Committee also considered whether the provision of the non-audit services provided by the Independent Auditors is compatible with the Independent Auditors’ independence.

In discharging its duties, the Committee met with management of the Company and PwC and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2010. The Committee also discussed with PwC the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and PwC have represented to the Committee that the audited financial statements for the year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles.

Based on the review and discussions with management, the internal auditors and the Independent Auditors referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee Charter, the Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Finance and Audit Committee
of the Board of Directors

Stephen R. Hardis, Chair
J. Edward Coleman
Michael J. Maples

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for the fiscal year ending December 31, 2011 will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote on this proposal at the Annual Meeting.

The Board of Directors recommends a vote “FOR” this proposal. Signed proxies will be voted “FOR” this Proposal, unless stockholders specify a different choice in their proxies.

Summary

The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s Independent Auditors to audit its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting and express an opinion thereon for the 2011 fiscal year. During the 2010 fiscal year, PricewaterhouseCoopers LLP served as the Company’s Independent Auditors and also provided certain tax services. The aggregate fees billed or to be billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal years ended December 31, 2010 and 2009 are as follows:

	2010	2009

Audit Fees(1)	$4,318,000	$4,443,000
Audit-Related Fees(2)	0	55,000
Tax Fees(3)	602,000	44,000
All Other Fees(4)	183,000	3,000

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include certain attest audits and accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for federal, state and international tax compliance, tax consulting and expatriate tax services. For 2010, Tax Fees also include tax advisory and planning services provided to the Company in connection with the acquisition of Perceptive Software.

(4)	All Other Fees consist of a licensing fee for software licensed by PricewaterhouseCoopers LLP to the Company. For 2010, All Other Fees also include accounting and tax due diligence services provided in connection with the Company’s acquisition of Perceptive Software.

All fees for services incurred in 2010 were approved by the Finance and Audit Committee. The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the Independent Auditors’ independence. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Finance and Audit Committee will reconsider the appointment.

Policy Regarding Finance and Audit Committee Preapproval of Audit and Permissible Non-Audit Services

In April 2003, the Finance and Audit Committee adopted a policy regarding the preapproval of all audit and permissible non-audit services to be provided to the Company by the Independent Auditors. The Finance and Audit Committee amended such policy in February 2006. On an annual basis, the Finance and Audit Committee is required to review and consider for approval the annual audit engagement terms and fees for the coming year, which includes the audit of the Company’s annual financial statements (including required quarterly reviews) and required subsidiary audits. At the same time, the Committee also reviews and considers for approval annually recurring and planned audit-related and tax services to be provided to the Company in the coming year. All of the services reviewed and approved on an annual basis are approved at an estimated fee and require additional preapproval by the Committee during the year if the estimated fee is expected to be exceeded. The authority to preapprove any services exceeding previously approved budgeted amounts by $50,000 or less is delegated to the Chair of the Finance and Audit Committee, provided that such preapprovals are reported to the full Committee at its next regularly scheduled meeting. All other permissible services to be provided by the Independent Auditors at a fee not to exceed $50,000 may be specifically preapproved by the Chair of the Finance and Audit Committee, and reported to the full Committee at its next regularly scheduled meeting.

In considering the preapproval of services to be provided by the Independent Auditors, the Finance and Audit Committee is mindful of the relationship between fees for audit and non-audit services, and may determine for each fiscal year the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.

PROPOSAL 3

STOCKHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In 2009, the Board of Directors adopted a Corporate Governance Principle, commonly known as a “Say-on-Pay” proposal, to annually provide stockholders with the opportunity to approve the compensation of the Company’s Named Executive Officers through consideration of the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Pension Committee’s goal in setting executive compensation is to provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop, motivate and retain outstanding executive talent. The Company’s executive compensation programs are centered on a pay-for-performance culture that are designed to reward executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its stockholders. Consistent with this philosophy, a significant portion of each executive officer’s total compensation opportunity is performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Common Stock on a long-term basis.

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses the Company’s compensation plans and programs that have been designed to implement the Company’s executive compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of each of the Named Executive Officers. The Compensation and Pension Committee and the Board of Directors believe that the compensation plans and programs articulated in the Compensation Discussion and Analysis section of this Proxy Statement are effective in implementing the Company’s executive compensation philosophy and that the compensation of the Named Executive Officers in 2010 reflects and supports such philosophy.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

•	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION SET FORTH IN THIS PROPOSAL THREE.

•	UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4

STOCKHOLDER ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF HOLDING AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to provide stockholders with an advisory vote to determine the frequency of the advisory vote on executive compensation, similar to Proposal 3, at least once every six years. This Proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which the Company includes in its Proxy Statement an advisory vote to approve the compensation of the Named Executive Officers.

By voting on this Proposal, stockholders may indicate to the Company whether the Company should seek an advisory vote on executive compensation every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or you may “ABSTAIN.”

After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and therefore recommends a vote for an annual advisory vote on executive compensation. An annual vote provides the stockholders an opportunity to provide the Compensation and Pension Committee with regular input concerning the Company’s compensation plans and programs as described in this Proxy Statement. The Company has always valued the input of its stockholders on the Company’s compensation plans and programs and on corporate governance issues, and looks forward to hearing from its stockholders on this Proposal.

While we intend to carefully consider the voting results of this Proposal, the final vote is advisory in nature and therefore not binding on the Board of Directors. The Board of Directors values the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which the Company will hold an advisory vote on executive compensation.

•	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “ONE YEAR” FOR THE ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

•	UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR EVERY “ONE YEAR” FOR THE ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

SUBMISSION OF STOCKHOLDER PROPOSALS

If a holder of the Common Stock wishes to present a proposal for consideration at next year’s Annual Meeting, any such proposal must be received at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 14, 2011. In addition, the Company’s By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

PROXY SOLICITATION

The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. The Company has also retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, to assist in the solicitation for estimated fees of approximately $8,500 plus reasonable expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

ATTENDANCE AT ANNUAL MEETING

The 2011 Annual Meeting of Stockholders will be held at 7:30 a.m. Central Daylight Time, on Thursday, April 28, 2011, at the offices of Perceptive Software, LLC, 22701 West 68th Terrace, Shawnee, Kansas 66226.

Admission to the meeting is limited to stockholders of the Company or their designated representatives. Each stockholder wishing to attend the 2011 Annual Meeting of Stockholders should be prepared to present: (1) valid photo identification, such as a driver’s license or passport; and (2) stockholders holding their shares through a broker, bank, trustee or nominee will need to bring proof of beneficial ownership as of the record date, such as their most recent account statement reflecting their stock ownership as of February 28, 2011 or a copy of the voting instruction card provided by their broker, bank, trustee or nominee or similar evidence of ownership.

OTHER MATTERS

The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

The Company will furnish to each person whose proxy is being solicited, upon written request, copies of any exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. Requests in writing for copies of any such materials should be directed to Investor Relations, Lexmark International, Inc., One Lexmark Centre Drive, Lexington, Kentucky 40550.

Robert J. Patton
Secretary

March 14, 2011

LEXMARK INTERNATIONAL, INC. 740 WEST NEW CIRCLE ROAD LEXINGTON, KY 40550	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote by proxy and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2011. If you participate in the Lexmark Savings Plan you must vote these shares no later than 11:59 p.m. Eastern Time on April 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote by proxy up until 11:59 p.m. Eastern Time on April 27, 2011. If you participate in the Lexmark Savings Plan you must vote these shares no later than 11:59 p.m. Eastern Time on April 25, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M30811-P05788	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEXMARK INTERNATIONAL, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1.

1.	Election of Directors	For	Against	Abstain

	To be elected for a term expiring in 2013 1a. Paul A. Rooke	☐	☐	☐
	To be elected for terms expiring in 2014 1b. Ralph E. Gomory	☐	☐	☐
	1c. Jared L. Cohon	☐	☐	☐
	1d. J. Edward Coleman	☐	☐	☐
	1e. Sandra L. Helton	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011	☐	☐	☐

3.	Approval, by non-binding advisory vote, of Lexmark International, Inc. executive compensation	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON PROPOSAL 4.		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of holding future advisory votes on executive compensation	☐	☐	☐	☐

NOTE: IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
M30812-P05788
LEXMARK INTERNATIONAL, INC.
This Proxy is Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders
April 28, 2011
The stockholder(s) hereby appoint(s) Paul A. Rooke, John W. Gamble, Jr. and Robert J. Patton, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of Lexmark International, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 a.m., Local Time on April 28, 2011, at the Offices of Perceptive Software, 22701 West 68th Terrace, Shawnee, Kansas 66226, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
ATTENTION PARTICIPANTS IN THE LEXMARK SAVINGS PLAN (THE “PLAN”): IF THE STOCKHOLDER HOLDS SHARES IN THE PLAN, THIS PROXY COVERS ALL SHARES FOR WHICH THE STOCKHOLDER HAS THE RIGHT TO GIVE VOTING INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY (“FIDELITY”), THE PLAN TRUSTEE. THE STOCKHOLDER’S VOTING INSTRUCTIONS WITH RESPECT TO SHARES HELD IN THE PLAN MUST BE PROVIDED BY 11:59 P.M. EASTERN TIME ON APRIL 25, 2011. THE SHARES ATTRIBUTABLE TO THE STOCKHOLDER’S PLAN ACCOUNT WILL BE VOTED BY FIDELITY AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 25, 2011, THE SHARES ATTRIBUTABLE TO THE STOCKHOLDER’S ACCOUNT WILL NOT BE VOTED BY FIDELITY.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on April 28, 2011.

LEXMARK INTERNATIONAL, INC.
LEXMARK INTERNATIONAL, INC.
740 WEST NEW CIRCLE ROAD
LEXINGTON, KY 40550

Meeting Information
Meeting Type:        Annual
For Stockholders as of:   February 28, 2011
Date:   April 28, 2011   Time: 7:30 a.m. Central Time

Location:	The Offices of Perceptive Software 22701 West 68th Terrace Shawnee, Kansas 66226
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT      ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow   è   XXXX XXXX XXXX   (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow   è   XXXX XXXX XXXX      (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 14, 2011 to facilitate timely delivery.
—  How To Vote  —
Please Choose One of The Following Voting Methods
Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow   è   XXXX XXXX XXXX      available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1.
1.	Election of Directors

To be elected for a term expiring in 2013 1a. Paul A. Rooke To be elected for terms expiring in 2014 1b. Ralph E. Gomory 1c. Jared L. Cohon 1d. J. Edward Coleman 1e. Sandra L. Helton

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011

3.	Approval, by non-binding advisory vote, of Lexmark International, Inc. executive compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL 4.

4.	Advisory vote on the frequency of holding future advisory votes on executive compensation

NOTE: IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.